Exhibit 10.2

FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

DATED AS OF DECEMBER 11, 2009

among

RAMCO-GERSHENSON PROPERTIES, L.P.,

as Borrower,

RAMCO-GERSHENSON PROPERTIES TRUST,

as Guarantor,

RAMCO VIRGINIA PROPERTIES, L.L.C.,

as a Guarantor,

KEYBANK NATIONAL ASSOCIATION,

as a Bank,

THE OTHER BANKS WHICH MAY BECOME PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

as Agent,

and

KEYBANC CAPITAL MARKETS,

as Sole Lead Manager and Arranger

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF NOTE
EXHIBIT B	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT C	INTENTIONALLY OMITTED
EXHIBIT D	FORM OF REQUEST FOR LOAN
EXHIBIT E	FORM OF REQUEST FOR EXTENSION OF LOANS
EXHIBIT F	FORM OF JOINDER AGREEMENT

SCHEDULE 1	BANKS AND COMMITMENTS
SCHEDULE 6.7	LITIGATION
SCHEDULE 6.10	TAX STATUS
SCHEDULE 6.15	CERTAIN TRANSACTIONS
SCHEDULE 6.18	ENVIRONMENTAL MATTERS
SCHEDULE 6.20	SERVICE AGREEMENTS; MANAGEMENT AGREEMENTS
SCHEDULE 6.23	OTHER MATERIAL REAL PROPERTY AGREEMENTS
SCHEDULE 6.31	ORGANIZATIONAL AGREEMENTS

FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of the 11th day of December, 2009 by and among RAMCO-GERSHENSON PROPERTIES, L.P. (“Borrower”), a Delaware limited partnership, RAMCO-GERSHENSON PROPERTIES TRUST (the “Trust”), a Maryland real estate investment trust, RAMCO VIRGINIA PROPERTIES, L.L.C. (“Aquia”), a Michigan limited liability company, KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”) and the other lending institutions which may become parties hereto pursuant to §18 (the “Banks”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks (the “Agent”).

RECITALS

WHEREAS, Borrower, Trust, Aquia, KeyBank, Agent and the other parties thereto have entered into that certain Revolving Credit Agreement dated as of December 16, 2008 (the “Original Credit Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to amend and restate the Original Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the terms and conditions herein, and of any loans, advances, or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Banks, the parties hereto hereby amend and restate and covenant and agree as follows:

§1.      DEFINITIONS AND RULES OF INTERPRETATION.

§1.1               Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Acknowledgement.  The Acknowledgement executed by a Subsidiary Property Owner in favor of the Agent, as the same may be modified, amended or restated.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent.  KeyBank National Association, acting as Administrative Agent for the Banks, its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio  44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Banks.

Agent’s Special Counsel.  McKenna Long & Aldridge LLP or such other counsel as may be approved by the Agent.

Agreement.  This First Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Appraisal.  An as is MAI appraisal of the value of a parcel of Real Estate, determined on an as is fair value basis, performed by an independent appraiser selected by the Agent who is not an employee of the Borrower, the Guarantors or any of their Subsidiaries, the Agent or a Bank, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws applicable to the Banks and otherwise acceptable to the Agent.

Appraised Value.  The as is value of the Real Estate and improvements thereon determined by the Appraisal of such property obtained pursuant to §5.2, subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent.

Aquia.  Ramco Virginia Properties, L.L.C., a Michigan limited liability company.

Aquia Joint Venture.  See §5.2.

Aquia Towne Center.  The Collateral Property owned by Aquia and located in Stafford County, Virginia, which is commonly known as Aquia Towne Center.

Arranger.  KeyBanc Capital Markets.

Assignment and Acceptance Agreement.  See §18.1.

Assignments of Interests.  The Collateral Assignment of Interests from Borrower to the Agent, as the same may be modified, amended or restated, pursuant to which there shall be collaterally assigned to Agent a security interest in the interest of Borrower in the Subsidiary Property Owners more particularly described therein, such assignment to be in form and substance satisfactory to Agent.

Balance Sheet Date.  September 30, 2009.

Banks.  KeyBank, any other Banks a party hereto, and any other Person who becomes an assignee of any rights of a Bank pursuant to §18.

Base Rate.  The greater of (a) the variable annual rate of interest announced from time to time by Agent at Agent’s Head Office as its “prime rate,” (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate (rounded upwards, if necessary, to the next one-eighth of one percent), or (c) the then-applicable LIBOR Rate for one month interest periods, plus one percent (1.0%) per annum.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans.  Those Loans bearing interest calculated by reference to the Base Rate.

Board.  See the definition of Change of Control.

Borrower.  As defined in the preamble hereto.

Building.  With respect to the Collateral Property, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day.  Any day on which banking institutions located in the same city and state as the Agent’s Head Office and in New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Expenditure Reserve Amount.  With respect to any Person or property, a reserve for replacements and capital expenditures equal to $.10 per square foot of building space located on all Real Estate owned by such Person, other than Real Estate subject to leases which provide that the tenant is responsible for all building maintenance.

Capital Improvement Project.  With respect to any Real Estate now or hereafter owned by the Borrower or any of its Subsidiaries which is utilized principally for shopping centers, capital improvements consisting of rehabilitation, refurbishment, replacement, expansions and improvements (including related amenities) to the existing Buildings on such Real Estate and capital additions, repairs, resurfacing and replacements in the common areas of such Real Estate all of which may be properly capitalized under GAAP.

Capitalized Lease.  A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Equivalents.  As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA.  See §6.18.

Change of Control.  The occurrence of any one of the following events:

(a)                          during any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Trust (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office; or

(b)                          any Person or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Trust equal to at least thirty percent (30%);

(c)                          the Borrower or Trust consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 8.4 of the Secured Credit Agreement); or

(d)                          the Borrower fails to directly or indirectly own, free of any lien, encumbrance or other adverse claim (except liens in favor of Agent in connection with the Loans), at least one hundred percent (100%) of the economic interest and the Voting Interest of any Subsidiary Property Owner.

Closing Date.  The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of the Subsidiary Property Owners and the Borrower which are or are intended to be subject to the security interests and liens created by the Security Documents, including, without limitation, the Guaranty.

Collateral Property.  The Land owned by the Subsidiary Property Owners and all improvements thereon.

Commitment.  With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank’s Commitment to make or maintain Loans to the Borrower for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank’s percentage of the aggregate Commitments of all of the Banks, as the same may be changed from time to time in accordance with the terms of this Agreement.

Consolidated or combined.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, consolidated or combined in accordance with GAAP.

Consolidated Operating Cash Flow.  With respect to any period of a Person, an amount equal to the Operating Cash Flow of such Person and its Subsidiaries for such period consolidated in accordance with GAAP.

Consolidated Tangible Net Worth.  The amount by which Consolidated Total Adjusted Asset Value exceeds Consolidated Total Liabilities, and less the sum of:

(a)                          the total book value of all assets of a Person and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; and

(b)                          all amounts representing any write-up in the book value of any assets of such Person or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; and

(c)                          all amounts representing minority interests as of such date which are applicable to third parties in Investments of the Borrower.

Consolidated Total Adjusted Asset Value.  With respect to any Person, the sum of all assets of such Person and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, provided that all Real Estate that is improved and not Under Development shall be valued at an amount equal to (A) the Operating Cash Flow of such Person and its Subsidiaries and Unconsolidated Affiliates described in §8.15 from such Real Estate for the period covered by the four previous consecutive fiscal quarters (treated as a single accounting period) divided by (B) 0.0850 (an 8.50% capitalization rate), provided that (i) prior to such time as the Borrower or any of its Subsidiaries or such Unconsolidated Affiliates has owned and operated any parcel of Real Estate for four full fiscal quarters (or with respect to any Redevelopment Property that has been valued at cost as permitted below and has recommenced operations for less than four full fiscal quarters), the Operating Cash Flow with respect to such parcel of Real Estate for the number of full fiscal quarters which the Borrower or any of its Subsidiaries or such Unconsolidated Affiliates has owned and operated such parcel of Real Estate (or, with respect to a Redevelopment Property that has recommenced operations, the Operating Cash Flow for such Redevelopment Property for the number of full fiscal quarters which the Borrower or its Subsidiary or such Unconsolidated Affiliate has recommenced operations) as annualized shall be utilized, (ii) the Operating Cash Flow for any parcel of Real Estate (or Redevelopment Property that has recommenced operations) without a full quarter of performance shall be annualized in such manner as the Agent shall approve, such approval not to be unreasonably withheld, (iii) prior to being capitalized, the Operating Cash Flow with respect to any parcel of Real Estate owned by an Unconsolidated Affiliate of such Person shall be reduced by the amount of all Debt Service of such Unconsolidated Affiliate, and (iv) to the extent that the capitalized Operating Cash Flow with respect to any parcel of Real Estate owned by an Unconsolidated Affiliate of such Person is included in the calculation of Consolidated Total Adjusted Asset Value for such Person, such Person’s interest in the Unconsolidated Affiliate shall not be included in the calculation of Consolidated Total Adjusted Asset Value for such Person.  Real Estate that is Under Development and undeveloped Land shall be valued at its capitalized cost in accordance with GAAP.  Notwithstanding the foregoing, Borrower may elect to value a Redevelopment Property at cost as determined in accordance with GAAP, as set forth in the first sentence of this definition, for a period of up to eighteen (18) months which eighteen (18) month period shall commence upon the date which Agent receives written notice from Borrower of such election (including any notice provided under the credit agreement restated by the Secured Credit Agreement Credit Agreement).  The assets of the Borrower and its Subsidiaries on the consolidated financial statements of the Borrower and its Subsidiaries shall be adjusted to reflect the Borrower’s allocable share of such asset including Borrower’s interest in any Unconsolidated Affiliate whose asset value is determined by application of the capitalization rate above, for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item derived from assets directly owned by the Borrower and from assets owned by its respective Subsidiaries and Unconsolidated Affiliates, and (b) the Borrower’s respective ownership interest in its Subsidiaries and Unconsolidated Affiliates.

Consolidated Total Liabilities.  All liabilities of a Person and its Subsidiaries determined on a Consolidated basis in accordance with GAAP and all Indebtedness of such Person and its Subsidiaries, whether or not so classified, including any liabilities arising in connection with sale and leaseback transactions.  Consolidated Total Liabilities shall not include Trust Preferred Equity or Subordinated Debt.  Amounts undrawn under this Agreement shall not be included in Indebtedness for purposes of this definition.  Notwithstanding anything to the contrary contained herein, (a) Indebtedness (i) of Borrower and its Subsidiaries consisting of environmental indemnities and guarantees with respect to customary exceptions to exculpatory language with respect to Non-recourse Indebtedness and (ii) of Borrower with respect to the TIF Guaranty shall not be included in the calculation of Consolidated Total Liabilities of Borrower and its Subsidiaries unless a claim shall have been made against Borrower or a Subsidiary of Borrower on account of any such guaranty or indemnity, and (b) Indebtedness of Borrower, the Trust and their Subsidiaries under completion guarantees shall equal the remaining costs to complete the applicable construction project in excess of construction loan or mezzanine loan proceeds available therefor and any equity deposited or invested for the payment of such costs.

Conversion Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Contribution Agreement.  The Contribution Agreement, dated of even date herewith, among Borrower and the Guarantors.

Debt Offering.  The issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or any Guarantor.

Debt Service.  For any period, the sum of all interest, including capitalized interest not paid in cash, bond related expenses, and mandatory principal/sinking fund payments due and payable during such period excluding any balloon payments due upon maturity of any Indebtedness.  Any of the foregoing payable with respect to Subordinated Debt shall be included in the calculation of Debt Service.

Default.  See §12.1.

Defaulting Bank.  See §14.5(c).

Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Directions.  See §14.12.

Distribution.  With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person other than that portion of any dividends or distributions payable in equity securities of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, partners, members or other owners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person; or any payment other than interest (excluding any default rate interest) made by the Subsidiary Property Owners with respect to the Subsidiary Subordinate Debt.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted or combined in accordance with §4.1.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer.  URS Corporation, or another firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and which has been previously approved by the Agent, or if not previously approved by the Agent, with respect to which the Borrower has provided to the Agent a copy of such firm’s errors and omissions insurance policy and a reliance letter both in form and substance acceptable to the Agent.

Environmental Laws.  See §6.18(a).

Equity Interests.  One hundred percent (100%) of Borrower’s direct and indirect legal, equitable and beneficial ownership interests in the Subsidiary Property Owners, including, without limitation, Borrower’s right, title and interest in and to any Distributions from the Subsidiary Property Owners.

Equity Offering.  The issuance and sale by the Borrower or any Guarantor of any equity securities of the Borrower or such Guarantor.

Extension Request.  See §4.15.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower or any Guarantor under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  See §12.1.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded to the nearest one hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent.

Fixed Charges.  With respect to the Trust and its Subsidiaries for any fiscal period, an amount equal to the sum of (a) the Debt Service of the Trust and its Subsidiaries, plus (b) the Preferred Distributions of the Trust and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

Funds from Operations.  With respect to any Person for any fiscal period, the Net Income (or Deficit) of such Person computed in accordance with GAAP, excluding losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.  Notwithstanding the foregoing, for the purposes of the financial calculations hereunder, any amount otherwise included therein from a mark-up or mark-down of a derivative product of a Person shall be excluded.

Governmental Approvals.  Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the construction in accordance with the plans and specifications.

Governmental Authority.  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  Collectively, the Trust and the Subsidiary Property Owners, and individually, any one such Guarantor.

Guaranty.  The First Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith made by the Guarantors in favor of the Agent and the Banks, as the same may be modified or amended, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances.  See §6.18(b).

High Leverage Condition.  Any period of time in which a Target Leverage Condition does not exist.

Hotel Property.  See §5.2.

Indebtedness.  All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, but without any double counting, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect (including, without limitation, any obligations evidenced by bonds, debentures, notes or similar debt instruments); (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all subordinated debt (including, without limitation, Subordinated Debt but excluding Trust Preferred Equity); (f) all obligations to purchase under agreements to acquire (but excluding agreements which provide that the seller’s remedies thereunder are limited to market liquidated damages in the event the purchaser defaults thereunder), or otherwise to contribute money with respect to, properties under “development” within the meaning of §8.9; and (g) all obligations, contingent or deferred or otherwise, of any Person, including, without limitation, any such obligations as an account party under acceptance, letter of credit or similar facilities including, without limitation, obligations to reimburse the issuer in respect of a letter of credit except for contingent obligations (but excluding any guarantees or similar obligations) that are not material and are incurred in the ordinary course of business in connection with the acquisition or obtaining commitments for financing of Real Estate. Indebtedness shall also include loans made pursuant to the Subsidiary Subordinate Notes; provided, however, that loans made pursuant to the Subsidiary Subordinate Notes shall be excluded from Indebtedness so long as no Event of Default exists, and no default, material misrepresentation or breach of warranty has occurred under the Subsidiary Subordination and Standstill Agreement.

Indemnity Agreement.  The First Amended and Restated Indemnity Agreement Regarding Hazardous Materials made by the Borrower and the Guarantors in favor of the Agent and the Banks, as the same may be modified, amended or restated, pursuant to which the Borrower and the Guarantors agree to indemnify the Agent and the Banks with respect to Hazardous Substances and Environmental Laws, such Indemnity Agreement to be in form and substance satisfactory to the Agent.

Interest Payment Date.  As to each Base Rate Loan, the first day of each calendar month during the term of such Base Rate Loan and as to each LIBOR Rate Loan, the first day of each calendar month during the term of such LIBOR Rate Loan and the last day of the Interest Period relating thereto.

Interest Period.  With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending one, two or three months (or, with the consent of the Banks, a period of less than one (1) month) thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next preceding or succeeding LIBOR Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the London Interbank Market;

(ii)                                   if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto; and

(iii)                                  no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Interest Rate Contracts.  Interest rate swap, collar, cap or similar agreements providing interest rate protection.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Joint Venture Value.  As of any date of determination, an amount equal to (A) the Appraised Value of the Office Property, Residential Property or the Hotel Property, as the case may be, owned by the applicable Aquia Joint Venture, less any Indebtedness with respect to the applicable Aquia Joint Venture, multiplied by (B) the percentage of Borrower’s or its Subsidiaries’ equitable and beneficial ownership interests in the Aquia Joint Venture that are not subject to any Lien (other than with Agent pursuant to the Loan Documents).

Joint Venture Interests.  See §5.2.

KeyBank.  As defined in the preamble hereto.

Land.  Real property, together with all of the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, and all of the estate, right, title, interest, claim and demand whatsoever of any Person therein and in the streets, alleys, vaults and ways adjacent thereto, all rights to the use of common drive entries, all rights pursuant to any reciprocal easement agreement or trackage agreement, all strips and gores within or adjoining such property, the air space and right to use the air space above such property, all transferable development rights arising therefrom or transferred thereto, and the drainage, mineral, water, oil and gas rights with respect to such property, either at law or in equity, if any, in possession or expectancy, now or hereafter acquired.

Laws.  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases.  Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in or on the Building or on the Collateral Property.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

LIBOR Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  For any LIBOR Rate Loan for any Interest Period, the average rate (rounded to the nearest 1/100th) as shown in Reuters Screen LIBOR 01 Page at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index.  For any period during which a Reserve Percentage shall apply, the LIBOR Rate with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.  Notwithstanding the foregoing, the LIBOR Rate shall not be less than two percent (2%) for any Loans (including for the purpose of calculating the Base Rate for any Loans bearing interest by reference thereto).

LIBOR Rate Loans.  Loans bearing interest calculated by reference to a LIBOR Rate.

Lien.  See §8.2.

Liquidity.  As of any date of determination, the sum of (x) Unrestricted Cash and Cash Equivalents of the Borrower, plus (y) Revolving Credit Availability, plus (z) any amounts that can be drawn under the Secured Credit Agreement.

Loan Documents.  This Agreement, the Notes, the Security Documents, the Contribution Agreement, the Guaranty and all other documents, instruments or agreements now or  hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.

Loan Request.  See §2.7.

Loans.  See §2.2.

Majority Banks.  As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is more than fifty percent (50%); provided, that, in determining said percentage at any given time, all then existing Defaulting Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only, to exclude the Commitment Percentages of such Defaulting Banks.

Management Agreement.  An agreement, whether written or oral, providing for the management of the Collateral Property.

Maturity Date.  December 31, 2010, as such date may be extended as provided in §4.15, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Moody’s.  Moody’s Investor Service, Inc.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower, any Guarantor or any ERISA Affiliate.

Net Income (or Deficit).  With respect to any Person (or any asset of any Person) for any fiscal period, the net income (or deficit) of such Person (or attributable to such asset), after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP.

Net Offering Proceeds.  The gross cash proceeds received by the Borrower or any Guarantor as a result of a Debt Offering or an Equity Offering less the customary and reasonable costs, fees, expenses, underwriting commissions and discounts incurred by the Borrower or such Guarantor in connection therewith.

New Development Activity.  Either of the following commencing after the date of this Agreement:  (i) any new vertical construction of a shopping center, office complex or other development type, or (ii) the commencement of a new phase of vertical construction on any Real Estate (addition of a building for a tenant within an existing phase of a development or renovation of an existing center shall not be considered a new phase).

New Redevelopment Activity.  Any of the following commencing after the date of this Agreement:  (i) the substantial renovation of improvements to Real Estate which materially changes the character or size thereof, (ii) the addition of buildings, structures, improvements, amenities or other related facilities to existing Real Estate which is already used principally for shopping centers, office complexes or other development types operated by the Borrower and its Subsidiaries, and the costs of which will not be recoverable under reimbursement provisions (other than through rent or a gross up of rent), (iii) the demolition of existing structures or improvements to Real Estate, or (iv) the construction of any structures or improvements to Real Estate performed by an existing or potential tenant, and the Borrower (or any Subsidiary or Affiliate thereof), the Trust or its respective Subsidiary, as applicable, is obligated to reimburse such tenant for the cost of such construction upon completion of such construction by such tenant.  The term New Redevelopment Activity shall not include any maintenance, repairs and replacement to any Real Estate, or improvements thereon, completed in the ordinary course of business or any tenant work that is paid for by a tenant (other than through rent or a gross up of rent), even if performed by the Borrower, the Trust or a Subsidiary as landlord.

Non-Consenting Bank.  See §18.9.

Non-recourse Indebtedness.  Indebtedness of a Person which is secured solely by one or more parcels of Real Estate (other than Aquia Towne Center or a Mortgaged Property under the Secured Credit Agreement) and related personal property and is not a general obligation of such Person, the holder of such Indebtedness having recourse solely to the parcels of Real Estate securing such Indebtedness, the Building and any leases thereon and the rents and profits thereof.

Notes.  See §2.3.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Banks and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Office Property.  See §5.2.

Omnibus Amendment.  The Omnibus Amendment of Loan Documents dated of even date herewith by and among Borrower, Trust, Aquia and Agent.

Operating Cash Flow.  With respect to any Person (or any asset of any Person) for any period, for the four (4) most recently completed consecutive fiscal quarters of such Person an amount equal to the sum of (a) the Net Income of such Person (or attributable to such asset) for such period (excluding from Net Income any base rents from tenants leasing 5,000 square feet or more (1) that are subject to any bankruptcy proceeding and that have not affirmed or assumed their respective lease or other occupancy agreement or (2) as to which a payment default has occurred under the applicable Lease for sixty (60) days or more beyond any applicable grace and cure period) plus (b) depreciation and amortization, interest expense, and any extraordinary or nonrecurring losses deducted in calculating such Net Income, minus (c) any extraordinary or nonrecurring gains included in calculating such Net Income, minus (d) the Capital Expenditure Reserve Amount, minus (e) to the extent not already deducted in calculating Net Income, a management fee of 3% of minimum rents attributable to any Real Estate of such Person, all as determined in accordance with GAAP, minus (f) any lease termination payments not received in the ordinary course of business.  Payments from Borrower or its Affiliates under leases shall be excluded from Operating Cash Flow.

Organizational Agreements.  Those certain organizational agreements of the Subsidiary Property Owners described on Schedule 6.32 attached hereto, or, subject to the approval of Agent in its reasonable discretion, as such schedule may be updated by Borrower from time to time in connection with including additional collateral as security for the Obligations as permitted pursuant to §5.5.

Original Credit Agreement.  As defined in the recitals hereto.

Out of Balance Event.  If, at any time, the Outstanding Loans exceed fifty-five percent (55%) of the Total Development Costs.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Preferred Distributions.  For any period, the amount of any and all Distributions (but excluding any repurchase of Preferred Equity) paid, declared but not yet paid or otherwise due and payable to the holders of Preferred Equity.

Preferred Equity.  Any form of preferred stock or partnership interest (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in the Trust or any Subsidiary of the Trust (including any Trust Preferred Equity) that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, distributions, assets or other payments over the holders of any other stock, partnership interest or other ownership or beneficial interest in such Person.

Quarterly Reduction Date.  See §3.2(d).

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower, Guarantors or any of their respective Subsidiaries.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness.  Any Indebtedness (whether secured or unsecured) that is recourse to the Borrower or the Trust.  Guaranties with respect to customary exceptions to Non-recourse Indebtedness of Borrower’s Subsidiaries or Unconsolidated Affiliates shall not be deemed to be Recourse Indebtedness; provided that if a claim is made against Borrower or the Trust with respect thereto, the amount so claimed shall be considered Recourse Indebtedness.

Redevelopment Property.  Any Real Estate which is not Under Development and (1) is undergoing a significant Capital Improvement Project and (2) is designated as a Redevelopment Property by Borrower and approved by Agent, such approval not to be unreasonably withheld.

Register.  See §18.2.

REIT Status.  With respect to the Trust, its status as a real estate investment trust as defined in §856(a) of the Code.

Related Fund.  With respect to any Bank which is a fund that invests in loans, any Affiliate of such Bank or any other fund that invests in loans that is managed by the same investment advisor as such Bank or by an Affiliate of such Bank or such investment advisor.

Release.  See §6.18(c)(iii).

Rent Roll.  A rent roll prepared by Borrower in form and substance reasonably satisfactory to Agent.

Required Banks.  As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is equal to or greater than sixty-six and two-thirds percent (66.66%); provided that in determining said percentage at any given time, all then existing Defaulting Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Banks.

Reserve Percentage.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

Residential Property.  See §5.2.

Revolving Credit Availability.  The maximum amount of Loans that Borrower may borrow from Banks pursuant to §2.2 of this Agreement, less the sum of the amount of all outstanding Loans.

S&P.  Standard & Poor’s Ratings Group.

SEC.  The federal Securities and Exchange Commission.

Secured Credit Agreement.  The Amended and Restated Secured Master Loan Agreement dated as of even date herewith, among Borrower, Trust, KeyBank National Association, individually and as agent, and the other banks that from time to time are parties thereto, and the other parties thereto, as such agreement exists as of the date hereof.  In the event that the Secured Credit Agreement shall be modified or any of the provisions thereof shall be waived, and KeyBank shall have approved the amendment or waiver thereunder in writing, then such amendment or waiver shall be deemed to be a part of the definition of Secured Credit Agreement.

Security Documents.  The Assignment of Interests, the Indemnity Agreement, the Guaranty, and any further collateral assignments to the Agent for the benefit of the Banks, including, without limitation, UCC-1 financing statements executed and delivered in connection therewith.

Short-term Investments.  Investments described in subsections (a) through (g), inclusive, of §8.3.

State.  A state of the United States of America.

Subordinated Debt.  Any subordinated debt which is not Trust Preferred Equity issued by the Trust or the Borrower (or a subsidiary trust created to issue such subordinated debt) (a) which has a minimum remaining term of not less than five (5) years, (b) which is unsecured and which is not guaranteed by any other Person, (c) which imposes no financial tests or covenants or negative covenants of the type set forth in §8 or §9 of this Agreement or the Guaranty or §12.1(p) or (q) of this Agreement (or other covenants, representations or defaults which have the same practical effect thereof) on the Trust, the Borrower or their respective Subsidiaries other than those approved by Agent, (d) pursuant to which all claims and liabilities of the Trust, Borrower and their respective Subsidiaries with respect to the principal and any premium and interest thereon are subordinate to the payment of the principal, letter of credit reimbursement obligations and any premium and interest thereon of the Borrower, the Trust and their respective Subsidiaries under this Agreement and other Indebtedness which by its terms is not subordinate to or pari passu with such Subordinated Debt on terms acceptable to the Agent, and as to which subordination provisions the Agent and the Banks shall be third party beneficiaries, and (e) which does not violate the terms of §8.14.

Subsidiary.  Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding Voting Interests.

Subsidiary Guarantors.  Collectively, Aquia and each other Subsidiary of the Borrower that becomes a Guarantor pursuant to §5.6.

Subsidiary Property Owners.  Collectively, Aquia and any Subsidiary Guarantor that owns Collateral that has been conveyed to Agent as security for the Obligations.

Subsidiary Subordinate Debt.  All amounts loaned to Aquia, or any Subsidiary Property Owner which Agent approves in writing to incur Subsidiary Subordinate Debt, by Borrower, which amounts are subject to a Subsidiary Subordination and Standstill Agreement, and which shall under no circumstances exceed the principal face amount of the Subsidiary Subordinate Notes.

Subsidiary Subordinate Note(s).  The promissory notes evidencing the Subsidiary Subordinate Debt.

Subsidiary Subordination and Standstill Agreement.  Each Subsidiary Subordination and Standstill Agreement, by and among Agent, Aquia, or another Subsidiary Property Owner which Agent approves in writing to incur Subsidiary Subordinate Debt, and Borrower relating to the Subsidiary Subordinate Debt, as the same may be modified or amended.

Survey.  An instrument survey or a recorded plat of a Collateral Property and other real estate prepared by a registered land surveyor duly licensed in the State in which such Collateral Property is located which shall be in form and substance reasonably satisfactory to the Agent.

Target Leverage Condition.  A Target Leverage Condition shall exist in the event that and for so long as (a) the Total Leverage Ratio at any time has been equal to or less than 0.55 to 1 for each of the two (2) most recently completed consecutive fiscal quarters of Borrower (or with respect to the fiscal quarter in which the Closing Date occurs, the Total Leverage Ratio was equal to or less than 0.55 to 1 as of the Closing Date) and (b) Agent has received a Compliance Certificate certifying thereto together with the supporting information required by §7.4(e).

Tax Indemnity Agreement.  That certain Tax Agreement dated as of May 10, 1996 between Atlantic Realty Trust and RPS Realty Trust (now known as the Trust).

TIF Guaranty.  That certain Guaranty dated as of March 11, 2005 made by Borrower and the Trust in favor of the City of Jacksonville relating to the development by Ramco Jacksonville LLC.

Title Insurance Company.  Lawyers Title Insurance Corporation, Commonwealth Land Title Insurance Company, Chicago Title Insurance Company, First American Title Insurance Corporation, or another title insurance company or companies approved by the Agent.

Title Policy.  With respect to each Collateral Property, an ALTA standard form owner’s title insurance policy or “marked” title commitment issued by a Title Insurance Company (with such reinsurance or coinsurance as the Agent may require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in such amount as the Agent may require insuring that the applicable Subsidiary Property Owner holds marketable fee simple title to such parcel, subject only to the Permitted Liens and other matters acceptable to Agent and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its sole discretion and shall contain such other endorsements and affirmative insurance as the Agent reasonably may require and is available in the State in which the Collateral Property is located, including but not limited to a comprehensive endorsement.

Titled Agents.  The Arranger.

Total Commitment.  Subject to the reductions contemplated in this Agreement, the sum of the Commitments of the Banks, as in effect from time to time.  As of the date of this Agreement, the Total Commitment is Twenty Million and No/100 Dollars ($20,000,000.00).

Total Construction Costs.  The total amount of hard costs and expenditures incurred with respect to site development work or the vertical construction of improvements on Real Estate prepared in accordance with GAAP.  Total Construction Costs shall not include amounts specifically reimbursable by tenants or other third parties (excluding lenders, joint venture partners, equity investors or similar Persons).

Total Development Costs.  The total amount of costs and expenditures incurred by Aquia with respect to the development of Aquia Towne Center, including basis costs associated with the Real Estate that constitutes a portion of Aquia Towne Center, and approved by Agent in its reasonable discretion.

Total Leverage Ratio.  The ratio as of any determination date of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value.

Trust.  Ramco-Gershenson Properties Trust, a Maryland real estate investment trust.

Trust Preferred Equity.  Any preferred equity interest (and related note) issued by the Trust (or a subsidiary trust created to issue such securities) (a) which has a minimum remaining term of not less than five (5) years (b) which is unsecured and which is not guaranteed by any other Person, (c) which imposes no financial or negative covenants (or other covenants, representations or defaults which have the same practical effect thereof) on the Trust, the Borrower or their respective Subsidiaries, (d) pursuant to which all claims and liabilities of the Trust, the Borrower and their respective Subsidiaries with respect thereto are subordinate to the payment of the Obligations of the Borrower, the Trust and their respective Subsidiaries on terms acceptable to the Agent, and as to which subordination provisions the Agent and the Banks shall be third party beneficiaries, (e) which provides that, upon the non-payment of the note and any dividends or other distributions that are required to be paid or made with respect thereto, the only available remedies to the holders thereof or any trustee or agent acting on their behalf are (x) the assumption of one or more seats on the Board of the Trust and/or (y) the blockage of (A) payments of any dividends or other distributions to the holders of the common shares of the Trust or other securities ranking on a parity with or subordinate to such Trust Preferred Equity, or (B) payments of amounts in redemption of or to repurchase common shares of the Trust or other securities ranking on a parity with or subordinate to such Trust Preferred Equity, and (f) which does not violate the terms of §8.14.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate.  As to any Person, any other Person in which it owns an interest which is not a Subsidiary.

Under Development.  Any Real Estate or phase of a development shall be considered under development until such time as (i) certificates of occupancy permitting occupancy have been obtained for all tenants open for business and in any event for not less than fifty percent (50%) of the gross leasable area of such development or phase (excluding outlots) (it being agreed that Borrower shall receive a credit against such occupancy requirement for any space to be occupied by an anchor that has been conveyed to such anchor) or the Borrower has delivered to the Agent other evidence satisfactory to the Agent indicating that such occupancy of such development is lawful, and (ii) the gross income from the operation of such Real Estate on an accrual basis shall have equaled or exceeded operating costs on an accrual basis for three (3) months.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves, cash trap or Liens or claims of any kind in favor of any Person; provided that reserves or escrows specifically available for the payment of Total Construction Costs in connection with a New Redevelopment Activity shall be considered “Unrestricted” to the extent Borrower is able to satisfy the conditions for disbursement or release thereof.

Variable Rate Debt.  Indebtedness that is payable by reference to a rate of interest that may vary, float or change during the term of such Indebtedness (that is, a rate of interest that is not fixed for the entire term of such Indebtedness).

Voting Interests.  Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.

§1.2               Rules of Interpretation.

(a)                          A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)                          The singular includes the plural and the plural includes the singular.

(c)                          A reference to any law includes any amendment or modification to such law.

(d)                          A reference to any Person includes its permitted successors and permitted assigns.

(e)                          Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                          The words “include”, “includes” and “including” are not limiting.

(g)                          The words “approval” and “approved”, as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)                          All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of  Michigan, have the meanings assigned to them therein.

(i)                          Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)                          The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)                          In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or Agent, the Borrower, the Guarantors, the Agent and the Banks shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Banks in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Banks, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.      THE CREDIT FACILITY.

§2.1               [Intentionally Omitted.]

§2.2               Commitment to Lend Loans.  Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower (the “Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §7.11 up to a maximum aggregate principal amount Outstanding not to exceed the lesser of (i) such Bank’s Commitment, and (ii) such Bank’s Commitment Percentage of the sum of (a) Total Development Costs plus (b) forty-five (45%) the Joint Venture Value, or as otherwise agreed to in writing by Agent and Borrower pursuant to §5.5 in the event that the Joint Venture Interests are pledged to Agent as contemplated in §5.2(c)(i), provided, that, in all events no Default or Event of Default shall have occurred and be continuing.  The Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage.  Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11, in the case of the initial Loan, and §11, in the case of all other Loans, have been satisfied on the date of such request.

§2.3               Notes.  The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Notes”), dated of even date as this Agreement and completed with appropriate insertions.  One Note shall be payable to the order of each Bank in the principal amount equal to such Bank’s Commitment or, if less, the outstanding amount of all Loans made by such Bank, plus interest accrued thereon as set forth below.  The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Bank, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.  By delivery of the Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Notes” as defined in the Original Credit Agreement, which indebtedness is instead allocated among the Banks as of the date hereof and evidenced by the Notes in accordance with their respective Commitment Percentages.

§2.4               Interest on Loans.

(a)                          Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or is converted to a LIBOR Rate Loan at a rate per annum equal to the sum of two and one-half percent (2.50%) plus the Base Rate; provided, however, during an Out of Balance Event existing up to and including June 30, 2010 each Base Rate Loan shall bear interest at a rate per annum equal to the sum of four percent (4%) plus the Base Rate; provided, further, however during an Out of Balance Event existing after June 30, 2010, then  such Base Rate Loan shall bear interest at a rate per annum equal to the sum of five and one-half percent (5.50%) plus the Base Rate.

(b)                          Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such LIBOR Rate Loan is repaid or is converted to a Base Rate Loan at the rate per annum equal to the sum of three and one-half percent (3.50%) plus the LIBOR Rate determined for such Interest Period; provided, however, during an Out of Balance Event existing up to and including June 30, 2010 each LIBOR Rate Loan shall bear interest at the rate equal to the sum of five percent (5.0%) plus the LIBOR Rate determined for such Interest Period; provided, further, during an Out of Balance Event existing after June 30, 2010, then  such LIBOR Rate Loan shall bear interest at the rate equal to the sum of six and one-half percent (6.5%) plus the LIBOR Rate determined for such Interest Period.

(c)                          The Borrower promises to pay interest on each Loan to it in arrears on each Interest Payment Date with respect thereto.

(d)                          Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.5               Funds for Loans.

(a)                          Not later than 11:00 a.m. (Cleveland time) on the proposed Drawdown Date of any Loan, each of the Banks will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.2.  Upon receipt from each such Bank of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of Loans, made available to the Agent by the Banks, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office or by transferring such amount to an account designated by Borrower.  The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank’s Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Bank so failing or refusing.  The Borrower may by notice received by the Agent no later than the Drawdown Date refuse to accept any Loan which is not fully funded in accordance with the Borrower’s Loan Request subject to the terms of §2.7.  In the event of any such failure or refusal, the Banks not so failing or refusing shall be entitled to a priority position as against the Bank or Banks so failing or refusing for such Loans as provided in §12.5.

(b)                          Unless the Agent shall have been notified by any Bank prior to the applicable Drawdown Date that such Bank will not make available to the Agent such Bank’s pro rata share of a proposed Loan, the Agent may in its discretion assume that such Bank has made such share of the proposed Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Bank shall be liable to the Agent for the amount of such advance.  If such Bank does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Bank at the Federal Funds Effective Rate.

§2.6               Unused Facility Fee.  The Borrower agrees to pay to the Agent for the account of the Banks in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the daily amount by which the Total Commitment exceeds the Outstanding Loans during each day of a calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date.  The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the daily amount of the Outstanding Loans during each day of such quarter to (b) the Total Commitment, and if such ratio is less than or equal to fifty percent (50%), the facility unused fee shall be payable at the rate of 0.45% (or 45 basis points), and if such ratio is greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.35% (or 35 basis points) (the fee payable being the sum of such calculations for each day during the applicable period).  The facility fee shall be payable quarterly in arrears on the fifth day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, with a final payment on the Maturity Date.

§2.7               Requests for Loans.  The Borrower (i) shall notify the Agent of a potential request for a Loan as soon as possible prior to the Borrower’s proposed Drawdown Date, and (ii) shall give to the Agent written notice in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Loan requested hereunder (a “Loan Request”) no later than 11:00 a.m. (Cleveland time) three (3) Business Days prior to the proposed Drawdown Date if such Loan is to be a LIBOR Rate Loan or no later than 2:00 p.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date if such Loan is to be a Base Rate Loan.  Each such notice shall specify with respect to the requested Loan the proposed principal amount, Drawdown Date, Interest Period (if applicable) and Type.  Each such notice shall also contain (i) a statement as to the purpose for which such advance shall be or has been used (which purpose shall be in accordance with the terms of §7.11), and (ii) a certification by the chief executive officer, chief financial or chief accounting officer of the general partner of the Borrower and the chief executive officer, chief financial or chief accounting officer of the Trust that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof.  Except as provided in this §2.7, each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date, provided that, in addition to the Borrower’s other remedies against any Bank which fails to advance its proportionate share of a requested Loan, such Loan Request may be revoked by the Borrower by notice received by the Agent no later than the Drawdown Date if any Bank fails to advance its proportionate share of the requested Loan in accordance with the terms of this Agreement, provided further, that the Borrower shall be liable in accordance with the terms of this Agreement to any Bank which is prepared to advance its proportionate share of the requested Loan for any costs, expenses or damages actually incurred by such Bank as a result of the Borrower’s election to revoke such Loan Request.  Nothing herein shall prevent the Borrower from seeking recourse against any Bank that fails to advance its proportionate share of a requested Loan as required by this Agreement.  The Borrower may without cost or penalty revoke a Loan Request by delivering notice thereof to each of the Banks no later than three (3) Business Days prior to the Drawdown Date.  Each Loan Request shall be (a) for a Base Rate Loan in the minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof, or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $500,000.00 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than five (5) LIBOR Rate Loans outstanding at any one time.

§3.      REPAYMENT OF THE LOANS.

§3.1               Stated Maturity.  The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2               Mandatory Prepayments.

(a)                          If at any time there shall occur, whether voluntarily, involuntarily or by operation of law, a sale, transfer, assignment, conveyance, option or other disposition of, or any mortgage, hypothecation, encumbrance, financing or refinancing of (i) any of the Collateral Property, (ii) any of the Collateral or (iii) any direct or indirect interest of Borrower in a Subsidiary Property Owner (each of (i), (ii) and (iii) being a “Transfer”), except for leasing activities permitted under §8.11 and Permitted Liens, as expressly set forth in §5.2, or approved by Agent in writing, all of the Obligations outstanding on such date, together with any and all accrued but unpaid interest thereon and prepayment fees shall become absolutely due and payable.  Each Subsidiary Property Owner acknowledges and agrees that all payments (less any customary expenses payable to any Person that is unrelated to the Borrower, Guarantors or any of their respective partners, members, managers, officers or directors or any Person affiliated with the Borrower, Guarantors or any their respective partners, members, managers, officers or directors) actually received by such Subsidiary Property Owner as a result of a Transfer shall be paid to Agent and will be deemed payments to Agent by Borrower.  Agent shall apply any and all such payments actually received by Agent in satisfaction of the Obligations in accordance with the terms hereof.  Notwithstanding anything in this Agreement to the contrary, in the event Borrower or Aquia elects to transfer all of Aquia Towne Center to a joint venture, then all of the Obligations outstanding on such date, together with any and all accrued but unpaid interest thereon and prepayment fees shall become absolutely due and payable.

(b)                          If at any time (i) the Secured Credit Agreement is terminated, or (ii) all of the “Revolving Credit Commitments” (as defined in the Secured Credit Agreement) are terminated, then in any of such events the Commitment under this Agreement shall terminate and the Borrower shall immediately pay to Agent on behalf of the Banks all principal, interest and other amounts due and payable under this Agreement.

(c)                          If at any time the sum of the aggregate of the Outstanding Loans exceeds the lesser of (i) the Total Commitment, and (ii) the Total Development Costs, the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the Loans.

(d)                          Beginning the calendar quarter ending on March 31, 2010, and continuing on each June 30, September 30, December 31 and March 31 thereafter (each such day shall be referred to as a “Quarterly Reduction Date”), the Total Commitment shall automatically be reduced by $1,250,000.  Borrower shall pay to Agent for the respective accounts of the Banks for application to the Loans such amount as is necessary so that the sum of the Outstanding Loans does not exceed the new Total Commitment from and after the most recent Quarterly Reduction Date.

§3.3               Optional Prepayments.  The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole or in part, at any time without penalty or premium; provided, that if any full or partial prepayment of the outstanding amount of any LIBOR Rate Loan is made other than on the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.  The Borrower shall give the Agent, no later than 10:00 a.m., Cleveland time, at least five (5) Business Days’ prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of payment of Loans and the principal amount to be paid.

§3.4               Partial Prepayments.  Each partial prepayment of the Loans under §3.2 and §3.3 shall be in a minimum amount of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower, first to the principal of the Base Rate Loans and then to the principal of the LIBOR Rate Loans.

§3.5               Effect of Prepayments.  Amounts of the Loans hereunder repaid or prepaid under §3.2 and §3.3 may be reborrowed as provided in §2, subject to the terms of §3.2.  Except as otherwise provided herein, all payments shall first be applied to accrued but unpaid interest and then to principal as provided above.

§4.      CERTAIN GENERAL PROVISIONS.

§4.1               Conversion Options.

(a)                          The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof and, after giving effect to the making of such Loan there shall be no more than five (5) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in an aggregate principal amount of less than $500,000 or a LIBOR Rate Loan in an aggregate principal amount of less than $500,000 and that the aggregate principal amount of each Loan shall be in an integral multiple of $100,000.  On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)                          Any Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)                          In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan to it, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2               Commitment Fee.  The Borrower shall pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees dated of even date herewith between the Borrower and KeyBank.

§4.3               [Intentionally Omitted.]

§4.4               Funds for Payments.

(a)                          All payments of principal, interest, unused facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, as the case may be, at the Agent’s Head Office, not later than 1:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.  The Agent is hereby authorized to charge the accounts, if any, of the Borrower with KeyBank designated by the Borrower, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Banks under the Loan Documents.

(b)                          All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(c)                          Each Bank organized under the laws of a jurisdiction outside the United States shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Bank, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Bank; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.4(b).  Each Bank shall deliver photocopies of such forms or other appropriate certifications on or before the date that any such form shall expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower for the Agent.  Any Bank which sells a participation in any of its Commitments shall be required to obtain such forms from any participant, and shall be required to withhold any amounts from such participant as required by the Code or Treasury Regulations issued pursuant thereto.

§4.5               Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6               Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, or the Agent shall reasonably determine that the LIBOR Rate will not adequately and fairly reflect the cost to the Banks of making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

§4.7               Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Bank or its LIBOR Lending Office shall assert that it is unlawful, for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Banks to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.

§4.8               Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid, or converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the Banks in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate the Banks for any losses, costs or expenses which may reasonably be incurred as a result of such payment, reapportionment or conversion.

§4.9               Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any present or future applicable law, or any amendment or modification of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                          subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank’s Commitment or the Loans (other than taxes based upon or measured by the income or profits or gross receipts of such Bank or the Agent), or

(b)                          materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank under this Agreement or the other Loan Documents, or

(c)                          impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

(d)                          impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank’s Commitment, or any class of loans or commitments of which any of the Loans or such Bank’s Commitment forms a part; and the result of any of the foregoing is

(i)                                    to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank’s Commitment, or

(ii)                                   to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank’s Commitment or any of the Loans, or

(iii)                                  to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will within fifteen (15) days after demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as such Bank or the Agent shall determine in good faith to be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Bank and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Bank or the Agent.

§4.10              Capital Adequacy.  If after the date hereof any Bank determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank’s or such holding company’s capital as a consequence of such Bank’s commitment to make Loans hereunder to a level below that which such Bank or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Bank to be material, then such Bank may notify the Borrower thereof.  The Borrower agrees to pay to such Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank’s calculation thereof.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

§4.11              Indemnity of Borrower.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request.

§4.12              Interest on Overdue Amounts; Late Charge.  Overdue principal on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents (other than interest on the Loans) shall, following the expiration of any applicable cure period expressly provided for in this Agreement, bear interest payable on demand at a rate per annum equal to two percent (2.0%) above the rate that would otherwise be applicable at such time until such amount shall be paid in full (after as well as before judgment).  Overdue interest on the Loans shall, following the expiration of any applicable cure period expressly provided for in this Agreement, bear interest payable on demand at a rate equal to the lesser of (i) a per annum rate equal to two percent (2.0%) above the rate that would otherwise be applicable at such time or (ii) the maximum annual rate of interest permitted by applicable law until such amount shall be paid in full (after as well as before judgment), provided that in no event shall such rate exceed ten percent (10%) per annum.  In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents, which is not paid by the Borrower within fifteen (15) days after the same shall become due and payable.

§4.13              Certificate.  A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

§4.14              Limitation on Interest.  Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the Borrower, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between the Borrower and the Banks and the Agent.

§4.15              Extension of Maturity Date.

(a)                          Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Agent in the form of Exhibit E hereto not more than one hundred twenty (120) days and not less than sixty (60) days prior to the initial scheduled Maturity Date (an “Extension Request”), subject to the terms and conditions set forth in this Agreement, to extend the Maturity Date by twelve (12) months to December 31, 2011.  The request by the Borrower for extension of the Maturity Date shall constitute a representation and warranty by the Borrower that all of the conditions set forth in this §4.15 shall have been satisfied on the date of such request.

(b)                          The obligations of the Agent and the Banks to extend the Maturity Date as provided in §4.15(a) shall be subject to the satisfaction of the following conditions precedent on the then effective Maturity Date (without regard to such extension request):

(i)                                    Payment of Extension Fee.  The Borrower shall pay to the Agent on or before the then effective Maturity Date for the pro rata account of the Banks in accordance with their respective Commitment Percentages an extension fee equal to three-quarters of one percent (0.75%) of the then Total Commitment, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(ii)                                   No Default.  On the date the Extension Request is given there shall exist no Event of Default, and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iii)                                  Representations and Warranties.  The representations and warranties made by the Borrower or the Guarantors in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, except to the extent that such representations and warranties relate expressly to an earlier date, and except as disclosed to the Agent and the Banks in writing and approved by the Agent and the Banks in writing.

(iv)                                   Additional Documents.  The Borrower and Guarantors shall also execute and deliver to Agent and the Banks such additional documents, instruments and certifications as the Agent may reasonably require.

(c)                          In the event that the Maturity Date has been extended as provided in §4.15(a) and (b), then provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option to be exercised by giving an Extension Request to the Agent not more than one hundred twenty (120) days and not less than sixty (60) days prior to the scheduled Maturity Date, subject to the terms and conditions set forth in this Agreement, to extend the Maturity Date by twelve (12) additional months to December 31, 2012.  The request by the Borrower for extension of the Maturity Date shall constitute a representation and warranty by the Borrower that all of the conditions set forth in this Section shall have been satisfied on the date of such request.  The obligation of the Agent and the Banks to extend the Maturity Date as provided in this §4.15(c) shall be subject to the satisfaction again of each and every condition set forth in §4.15(a) and (b).

(d)                          The Agent shall notify each of the Banks in the event that the Maturity Date is extended as provided in this §4.15.

(e)                          Notwithstanding anything herein to the contrary in this Agreement, in no event shall the Maturity Date be extended beyond the Revolving Credit Maturity Date (as defined in the Secured Credit Agreement).

§5.      COLLATERAL SECURITY; GUARANTY.

§5.1               Collateral.  The Obligations of the Borrower shall be secured by (i) a perfected first priority lien or security interest to be held by the Agent for the benefit of the Banks in the Equity Interests pursuant to the terms of the Assignment of Interests, including, without limitation, any subsequent joint venture investment formed with contributions from Aquia as permitted in §5.2, (ii) the Indemnity Agreement, and (iii) such additional collateral accepted pursuant to §5.5.  The Obligations shall also be guaranteed pursuant to the terms of the Guaranty.

§5.2               Transfer of Aquia Towne Center.  Agent agrees that Agent shall consent to Aquia transferring, from time to time, a portion of Aquia Towne Center (but not the transfer of any parking deck that may be built) that contains (i) the existing office building commonly known as 475 Aquia Towne Center Drive, Stafford County, Virginia and/or any of the planned office building pads (collectively, the “Office Property”), (ii) a portion of Aquia Towne Center that will contain a residential development and which does not, as determined by Agent in its reasonable discretion, adversely impact in any material respect the sufficiency of the remaining Aquia Towne Center for the proposed retail development (the “Residential Property”), or (iii) a portion of Aquia Towne Center that will contain a hospitality development and which does not, as determined by Agent in its reasonable discretion, adversely impact in any material respect the sufficiency of the remaining Aquia Towne Center for the proposed retail development (the “Hotel Property”), to any Person that is owned in whole or in part, directly or indirectly, by the Borrower (a “Permitted Transfer”), upon the following terms and conditions:

(a)                          No Default.  In no event shall Agent be obligated to grant a consent to a Permitted Transfer at any time during the existence of a Default or Event of Default hereunder.

(b)                          Permitted Transfer Request.  Such request by Borrower for a Permitted Transfer shall be in writing and shall be delivered at least five (5) Business Days in advance of the date such Permitted Transfer is desired.  Borrower shall also provide to Agent such other documents or information as Agent may request prior to any Permitted Transfer of the Office Property, the Residential Property or the Hotel Property.

(c)                          Financing/Joint Venture.  The transferee shall have obtained a first priority mortgage loan from a third-party lender on the Office Property, Residential Property or the Hotel Property, or Aquia and Borrower shall have elected to transfer the Office Property, the Residential Property or the Hotel Property to a joint venture (an “Aquia Joint Venture”).  Notwithstanding the foregoing, the right of Aquia and Borrower to transfer the Office Property, the Residential Property or the Hotel Property to an Aquia Joint Venture shall be subject to Aquia and Borrower making commercially reasonable efforts to cause the following to occur:

(i)                                    a pledge to Agent as Collateral of all of the equitable and beneficial ownership interests of Borrower or its Subsidiaries in such Aquia Joint Venture, including, without limitation, all right, title and interest of Borrower or its Subsidiaries in and to any Distributions from the Aquia Joint Venture (the “Joint Venture Interests”);

(ii)                                   Agent shall receive an assignment of the Joint Venture Interests, an acknowledgment by the Aquia Joint Venture of such pledge and such modifications and amendments to the Loan Documents to reflect such transfer, substitution and covenants as Agent may reasonably require;

(iii)                                  Agent shall have received each of the documents described in §10.2 through §10.5 with respect to the Aquia, Borrower, the Aquia Joint Venture and such other Persons as Agent may reasonably require to the same extent as if such Persons had been a Borrower or Guarantor under this Agreement;

(iv)                                   the representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith shall be true and correct in all material respects with respect to the Aquia Joint Venture (Borrower, the Aquia Joint Venture and Agent shall also review the representations in this Agreement and make modifications to reflect such transfer reasonably acceptable to Agent) and such representations and warranties shall be reaffirmed by Borrower as of date of the transfer of the Office Property, Residential Property or the Hotel Property, as the case may be;

(v)                                    Agent shall have approved any Organizational Documents of the Aquia Joint Venture and such other Persons as Agent may reasonable require;

(d)                          Access and Utilities.  In no event shall Aquia conduct such Permitted Transfer, if following such Permitted Transfer portions of the remaining Land owned by Aquia (i) shall be without access to a public street over remaining Land owned by Aquia or over a perpetual easement for ingress and egress, or (ii) shall no longer be able to tap into, connect with, utilize or maintain all utilities necessary to serve such portions of the Land, including without limitation, storm sewer, sanitary sewer, water, electricity and gas, either over remaining Land owned by Aquia or over a perpetual easement with respect thereto.

(e)                          Separate Taxation.  Prior to any Permitted Transfer hereunder, Borrower shall taken such actions as may be required to cause the portion of the Land to be sold to be taxed separately from the remaining portion of the Land.

(f)                          Compliance.  Both the portion of the Land to be sold and improvements thereon and the Land remaining after such Permitted Transfer and improvements thereon will be in compliance with all zoning laws, building codes, parking laws and regulations, subdivision laws or approvals, set-back lines or any other governmental regulation or requirement, including, without limitation, environmental laws, and any recorded covenants, conditions or restrictions.

(g)                          Other Agreements.  The Permitted Transfer requested shall not cause Aquia to be in violation of or result in a breach under any other agreement or instrument by which any portion of the Land is bound.  Additionally, Agent shall have approved any cross-easements, restrictive covenants, operating agreements or other agreements which are to be entered into in connection such transfer;

(h)                          Expenses.  Borrower shall pay all expenses of Agent in connection with the preparation and consummation of any such consent to Permitted Transfer, including, without limitation, attorneys’ fees and expenses relating to the preparation and review of said items.

(i)                          Costs.  Borrower shall deliver to Agent evidence of the portion of the Total Development Costs allocable to such portion of the Land reasonably acceptable to Agent.

(j)                          Prepayment of Loans.  Borrower shall have paid to Agent the greater of (i) any amounts which would be due under §3.2(c) as a result of such Permitted Transfer, or (ii) the gross cash proceeds received by Aquia as result of the mortgage loan from a third party lender after deduction for reasonable and customary loan closing costs, or joint venture with respect to the Office Property, Residential Property or the Hotel Property, as the case may be.

(k)                          Appraisal of the Office Property.  Prior to any Permitted Transfer of the Office Property, the delivery to Agent of an Appraisal of the portion of Aquia Towne Center remaining as Collateral subsequent to the proposed Permitted Transfer (the “Retained Portion”) and Agent shall have determined that the Total Commitment is not more than forty-five percent (45%) of the Appraised Value of the Retained Portion.

(l)                          Loan to Value.  Except in connection with a Permitted Transfer of the Office Property as set forth in §5.2(k) above, in no event shall the Agent be required to consent to a Permitted Transfer, if, following such Permitted Transfer, the ratio (expressed as a percentage) of the Total Commitment to the Appraised Value of the portion of Aquia Towne Center remaining as Collateral subsequent to the proposed Permitted Transfer is greater than seventy percent (70%).

§5.3               Release of Collateral.  Upon termination of this Agreement and the Commitment of the Banks to make Loans and, the payment in full of all of the Obligations, the Agent, on behalf of the Banks, shall release the Collateral and shall execute such instruments of release as the Borrower and its counsel may reasonably request.

§5.4               Mortgages and Title Insurance.  At any time following the occurrence of and during the continuation of an Event of Default, the Agent may require the Borrower (i) to execute and deliver such mortgages, assignments of leases and rents and such other security instruments as Agent may require in favor of Agent which provide Agent with a perfected first priority lien and security interest encumbering the Collateral Property and the personal property related thereto, and (ii) to deliver such mortgagee title insurance policies as Agent may reasonably require naming Agent as the insured thereunder and insuring such mortgages or other security instruments as first priority liens subject to no encumbrances other than the Permitted Liens, in such form and in such amounts and containing such endorsements as Agent may reasonably require and/or (ii) to deliver owner’s Title Policies naming the Borrower as the insured thereunder together with a mezzanine endorsement to such policy, in form and substance reasonably satisfactory to Agent.

§5.5               Additional Collateral.  In the event Borrower desires to include additional Collateral as security for the Obligations and to increase, subject to the Total Commitment, the Revolving Credit Availability, then Borrower shall provide written notice to the Agent of such request, together with all documentation and other information required to permit the Agent to determine in good faith whether or not to include such project as Collateral, any adjustments to be made to the Revolving Credit Availability in connection with the inclusion of such additional Collateral and the use of proceeds of the Loans beyond what is presently permitted under §7.11.  Agent and Borrower agree to enter into good-faith discussions regarding a modification of this Agreement and the other Loan Documents, and the execution and delivery of any new pledge agreements, guarantees or other agreements required by Agent in good faith, permitting the inclusion of any additional Collateral pursuant to such terms as are satisfactory to Borrower and Agent.  As between the Banks and the Agent, Agent shall have the right, in its sole discretion, to (i) determine whether or not to include any such project as Collateral, make any adjustments to be made to the Revolving Credit Availability to include a portion of the value of such additional Collateral, determine the uses of any proceeds of the Loans by Borrower beyond what is presently permitted in §7.11, whether or not to permit the applicable Subsidiary Property Owner owning to make any Distributions and whether to allow the applicable Subsidiary Property Owner to have any Subsidiary Subordinate Debt, and (ii) to enter into on behalf of the Banks any modification to this Agreement and the other Loan Documents in connection therewith.

§5.6               Joinder Agreements.  In the event that Borrower shall request that certain Collateral Property of a Subsidiary of Borrower in which Borrower directly or indirectly owns a 100% interest be included as Collateral as contemplated by §5.5 and such Collateral Property is approved for inclusion as Collateral in accordance with the terms hereof, Borrower shall cause such Subsidiary, and any intermediate Subsidiaries, to execute and deliver to Agent a Joinder Agreement in the form of Exhibit F hereto, and such Subsidiary shall become a Subsidiary Guarantor hereunder.  Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Subsidiary Guarantor hereunder and to execute the Contribution Agreement and such Security Documents as Agent may require.  Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Borrower to be true and correct with respect to each such Subsidiary.  In connection with the delivery of such Joinder Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§6.      REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND THE GUARANTORS.

The Borrower and the Guarantors, jointly and severally, respectively, each represent and warrant to the Agent and the Banks as follows.

§6.1               Corporate Authority, Etc.

(a)       Incorporation; Good Standing.  Aquia is a limited liability company duly organized pursuant to its second amended and restated operating agreement dated as of December 10, 2008, and articles of organization filed October 5, 1998 and is validly existing and in good standing under the laws of the State of Michigan.  The Borrower is a Delaware limited partnership, duly organized pursuant to its first amended and restated limited partnership agreement dated May 10, 1996, as amended by amendments one through twenty-four, and a Certificate of Limited Partnership and amendments thereto filed with the Secretary of the State of Delaware and is validly existing and in good standing under the laws of the State of Delaware.  The Trust is a Maryland real estate investment trust duly organized pursuant to its trust declaration dated October 2, 1997, as amended and supplemented, and a Certificate of Trust filed with the Secretary of the State of Maryland and is validly existing and in good standing under the laws of the State of Maryland.  Each Subsidiary Property Owner is a limited partnership, corporation or limited liability company, as applicable, duly organized pursuant to its certificate of limited partnership or other organizational agreements filed with the appropriate Secretary of State and is validly existing and in good standing under the laws of its state of organization. Each of the Borrower and the Guarantors (i) has all requisite power to own its respective properties and interests and conduct its respective business as now conducted and as presently contemplated, and (ii) as to the Borrower and the Guarantors are in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Collateral Property is located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a materially adverse effect on the business, assets or financial condition of such Person.  The Trust is a real estate investment trust in full compliance with and entitled to the benefits of §856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code.

(b)                          [Intentionally omitted.]

(c)                          Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Guarantors is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, partnership agreement, declaration of trust or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person.

(d)                          Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which the Borrower, the Guarantors or any of their respective Subsidiaries is or is to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2               Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Guarantors is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3               [Intentionally Omitted.]

§6.4               Financial Statements.  The Borrower has delivered to each of the Banks:  (a) the consolidated balance sheet of the Borrower and the Trust and its respective Subsidiaries as of the Balance Sheet Date, (b) certain other financial information relating to the Borrower, the Guarantors, their respective Subsidiaries and the Collateral Property, and (c) a schedule of the Total Development Costs incurred to date.  Such balance sheet and other information have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower, the Guarantors and their respective Subsidiaries as of such dates and the results of the operations of the Borrower, the Guarantors and their respective Subsidiaries and the Collateral Property for such periods.  There are no liabilities, contingent or otherwise, of the Borrower, the Guarantors or any of their respective Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5               No Material Changes.  Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower, the Guarantors, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower and the Trust as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of such Person except for any sales of real estate by the Borrower in the ordinary course of the business related to the Borrower.

§6.6               Franchises, Patents, Copyrights, Etc.  The Borrower and the Guarantors possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§6.7               Litigation.  Except as stated on Schedule 6.7 there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of such person threatened against the Borrower or the Guarantors before any court, tribunal, arbitrator, mediator or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of such Person or materially impair the right of such Person to carry on business substantially as now conducted by it, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will adversely affect the ability of the Borrower or the Guarantors to pay and perform the Obligations in the manner contemplated by this Agreement and the other Loan Documents.  Except as set forth on Schedule 6.7, as of the date of this Agreement, there are no judgments outstanding against or adversely affecting any of the Borrower or the Guarantors.

§6.8               No Materially Adverse Contracts, Etc.  None of the Borrower or the Guarantors is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of such Person.  None of the Borrower or the Guarantors is a party to any contract or agreement that has or is expected, in the judgment of the partners or officers of such Person, to have any materially adverse effect on the business of any of them.

§6.9               Compliance with Other Instruments, Laws, Etc.  None of the Borrower or the Guarantors is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of such Person.

§6.10              Tax Status.  Except as noted on Schedule 6.10 hereto, the Borrower and the Guarantors (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as noted in item 3 on Schedule 6.7 hereto, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the partners or officers of such Person know of no basis for any such claim.  The Land is separately assessed for purposes of real estate tax assessment and payment.  There are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries.

§6.11              No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12              Investment Company Acts.  None of the Borrower or the Guarantors is or after giving effect to any Loan will be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

§6.13              Absence of UCC Financing Statements, Etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower or the Guarantors or rights thereunder.

§6.14              Setoff, Etc.  The Collateral and the rights of the Agent and the Banks with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  Borrower is the owner of the Equity Interests free from any lien, security interest, encumbrance or other claim or demand, except for Permitted Liens.

§6.15              Certain Transactions.  Except as set forth on Schedule 6.15 hereto, none of the officers, trustees, directors, or employees of the Borrower or the Guarantors is a party to any transaction with either or both of the Borrower or any Guarantor (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee, director or such employee or, to the knowledge of the Borrower, the Guarantors, or any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

§6.16              Employee Benefit Plans.  The Borrower, the Guarantors and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither the Borrower, the Guarantors nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the Collateral constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17              Regulations T, U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R.  Parts 220, 221 and 224.  Neither the Borrower nor any Guarantor is engaged, and neither the Borrower nor any Guarantor will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.18              Environmental Compliance.  The Borrower and the Guarantors each has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Collateral Property and the operations conducted thereon and, based upon such investigation makes the following representations and warranties except as specifically set forth in the written environmental site assessment reports provided to the Agent on or before the date hereof or as set forth on Schedule 6.18 attached hereto:

(a)                          With respect to the Collateral Property, none of the Borrower or the Guarantors or any operator of the Collateral Property, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”), which violation involves the Collateral Property and would have a material adverse effect on the business, assets or financial condition of the Borrower or any Guarantor.

(b)                          With respect to the Collateral Property, none of the Borrower or the Guarantors has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any Guarantor conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

(c)                          With respect to the Collateral Property, (i) no portion of the Collateral Property has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws in all material respects, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Collateral Property; (ii) in the course of any activities conducted by either the Borrower or the Guarantors or the operators of its properties, no Hazardous Substances have been generated or are being used on the Collateral Property except in the ordinary course of business and in accordance with applicable Environmental Laws in all material respects; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Collateral Property, or, to the best of the Borrower’s and Guarantors’ knowledge, on, upon, into or from the other properties of the Borrower or the Guarantors, which Release would have a material adverse effect on the value of the Collateral Property or adjacent properties or the environment; (iv) to the best of the Borrower’s and Guarantors’ knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Collateral Property which through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Collateral Property; and (v) any Hazardous Substances that have been generated on the Collateral Property have been transported off-site only by carriers having an identification number issued by the EPA or approved by a state or local environmental regulatory authority having jurisdiction regarding the transportation of such substance and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under all applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s and Guarantors’ knowledge, operating in compliance with such permits and applicable Environmental Laws.

(d)                          None of the Borrower, the Guarantors, their respective Subsidiaries, or the Collateral Property is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement (i) by virtue of the transactions set forth herein and contemplated hereby, or (ii) as a condition to the recording of the Security Documents or to the effectiveness of any other transactions contemplated hereby.

§6.19     [Intentionally Omitted.]

§6.20              Collateral Property.  Each Subsidiary Property Owner makes the following representations and warranties concerning the Collateral Property owned by such Subsidiary Property Owner to the best of its knowledge and belief, to the extent applicable:

(a)                          Off-Site Utilities.  All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of such Collateral Property are installed to the property lines of such Collateral Property through dedicated public rights of way or through perpetual private easements approved by the Agent.

(b)                          Access, Etc.  The streets abutting such Collateral Property are dedicated and accepted public roads, to which such Collateral Property has direct access by trucks and other motor vehicles and by foot, as appropriate, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which such Collateral Property has direct access as shown on the recorded plat for the Land and other land or in other recorded documents approved by the Agent.  All private ways providing access to such Collateral Property are zoned in a manner which will permit access to the Land over such ways by trucks and other commercial and industrial vehicles, as appropriate and applicable.

(c)                          Independent Building.  The Building is fully independent in all respects including, without limitation, in respect of structural integrity, heating, ventilating and air conditioning, plumbing, mechanical and other operating and mechanical systems, and electrical, sanitation and water systems, all of which are connected directly to off-site utilities located in public streets or ways or through insured perpetual private easements approved by the Agent.  The Building is located on a lot which is separately assessed for purposes of real estate tax assessment and payment.  The Building and all paved or landscaped areas related to or used in connection with the Building are located wholly within the perimeter lines of the lot or lots on which such Collateral Property is located, except as may be specifically shown on the Survey for such Collateral Property.

(d)                          Condition of Building; No Asbestos.  The Building is, in all material respects, structurally sound, in good repair and free of defects in materials and workmanship.  All major building systems located within the Building, including without limitation heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other mechanical systems, are in good working order and condition.  Anything to the contrary contained herein notwithstanding, Agent and Banks acknowledge that Aquia Towne Center is undergoing redevelopment and that certain buildings that currently exist may be substantially renovated and/or demolished during the course of such redevelopment; provided, however, that the foregoing shall not in any way limit the obligations of Borrower and Guarantors contained in §7.16.  No asbestos is located in or on the Building, except for nonfriable asbestos or contained friable asbestos which is being monitored and/or remediated in accordance with the recommendations of an Environmental Engineer.

(e)                          Building Compliance with Law.  The Building as presently constructed, used, occupied and operated does not, in any material respect, violate any applicable federal or state law or governmental regulation or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health, sanitation, safety, handicapped access, historic preservation and protection, tidelands, wetlands, flood control and Environmental Laws.  The Building complies, in all material respects, with applicable zoning laws and regulations and is not a so-called non-conforming use.  The zoning laws permit use of the Building for its current or intended use.  There is such number of parking spaces on the lot or lots on which such Collateral Property is located as is adequate under the zoning laws and regulations to permit use of the Building for its current use.

(f)                          Zoning.  Such Collateral Property constitutes a separate parcel which has been properly subdivided in accordance with all applicable state and local laws, regulations and ordinances to the extent required thereby or is part of PUD zoning, and neither the execution and delivery of the Assignments of Interests nor the exercise of any remedies thereunder by Agent shall violate any such law or regulation relating to the subdivision of real property.

(g)                          No Required Collateral Property Consents, Permits, Etc.  With respect to existing Buildings, neither the Borrower nor the Guarantors has received any notice of, and has no knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required by applicable laws, rules, ordinances or regulations or any agreement affecting such Collateral Property for the maintenance, operation, servicing and use of the existing Buildings for their intended use which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid, or which are no longer in full force and effect.  No such approvals, consents, permits or licenses (including, without limitation, any railway siding agreements) will terminate, or become void or voidable or terminable on any foreclosure sale of such Collateral.  To the best knowledge of the Borrower and the Guarantors, there are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, such Collateral Property or any part thereof. All Governmental Approvals required for the construction of any new Buildings in accordance with their respective plans and specifications have been obtained or will be obtained prior to the commencement of construction of such work, except for those approved by Agent, and all Laws relating to the construction and operation of any new Building have or will be complied with and all permits and licenses required for the operation of the new Building which cannot be obtained until the construction of the new Building is completed can be obtained if the new Building is completed in accordance with its respective plans and specifications.

(h)                          Insurance.  Neither the Borrower nor the Guarantors has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to such Collateral Property or canceling or threatening to cancel any policy of insurance, and such Collateral Property complies with the requirements of all of the Borrower’s and the Guarantors’ insurance carriers.

(i)                          Real Property Taxes; Special Assessments.  There are no unpaid or outstanding real estate or other taxes or assessments on or against such Collateral Property or any part thereof which are payable by the Borrower or the Guarantors (except only real estate or other taxes or assessments, that are not yet due and payable).  The Borrower has delivered to the Agent true and correct copies of real estate tax bills for such Collateral Property for the past three (3) fiscal years or such shorter period that such Collateral Property has been owned by the Subsidiary Property Owner.  No abatement proceedings are pending with reference to any real estate taxes assessed against such Collateral Property, other than with respect to taxes which have been paid under protest and which are being contested in good faith.  Except as set forth in the Title Policies or the current title commitment with respect to the Land delivered to the Agent, there are no betterment assessments or other special assessments presently pending with respect to any portion of such Collateral Property, and neither the Borrower nor the Guarantors has received any notice of any such special assessment being contemplated.

(j)                          Historic Status.  Such Collateral Property is not located within any historic district pursuant to any federal, state or local law or governmental regulation.

(k)                          Eminent Domain; Casualty.  There are no pending eminent domain proceedings against such Collateral Property or any part thereof, and, to the knowledge of the Borrower and the Guarantors, no such proceedings are presently threatened or contemplated by any taking authority.  Such Collateral Property or any part thereof is not presently damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(l)                          Leases.  The Borrower has delivered to the Agent (i) true copies of the forms of the Leases used by the Borrower at the Collateral Property as of the date hereof and (ii) true, correct and complete copies of the Leases and any amendments or other agreements thereto relating to the Collateral Property as of the date of inclusion of the Collateral Property in the Collateral.  An accurate and complete Rent Roll and summary thereof in a form reasonably satisfactory to the Agent as of the date of inclusion of the Collateral Property in the Collateral with respect to all Leases of any portion of the Collateral Property has been provided to the Agent.  The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements and understandings relating to leasing or licensing of space at the Collateral Property and in the Building relating thereto.  Each of the Leases was entered into as the result of arms-length negotiation and has not been modified, changed, altered, assigned, supplemented or amended in any respect, except as set forth in a separate written certification delivered to Agent prior to the acceptance of such Collateral Property as Collateral, and no tenant is entitled to any free rent, partial rent, rebate of rent payments, credit, reduction or alternate rent, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or reduced or altered rent as a result of the operation of any co-tenancy or similar clause, except as set forth in a separate written certification delivered to Agent prior to the acceptance of such Collateral Property as Collateral.  There are no occupancies, rights, privileges or licenses in or to the Collateral Property or portion thereof other than pursuant to the Leases reflected in Rent Rolls previously furnished to the Agent for the Collateral Property.  Except as set forth in a separate written certification delivered to Agent prior to the acceptance of such Collateral Property as Collateral, (a) the Leases reflected in the Rent Roll are in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and neither the Borrower, the Guarantors nor any of their respective Subsidiaries has given or made any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and (b) no tenant under any Lease has a currently effective right to terminate its Lease as a result of the operation of any co-tenancy or similar clause.  The separate written certification delivered to Agent prior to the acceptance of such Collateral Property as Collateral accurately and completely sets forth all rents payable by and security, if any, deposited by tenants, no tenant having paid more than one month’s rent in advance.  All tenant improvements or work to be done for tenants on the Rent Roll, furnished or paid for by the Borrower, the Guarantors or any of their respective Subsidiaries, or credited or allowed to a tenant, for, or in connection with, the Building pursuant to any Lease has been completed and paid for or provided for in a manner satisfactory to the Agent except as set forth in the separate written certification delivered to Agent prior to the acceptance of such Collateral Property as Collateral.  No material leasing, brokerage or like commissions, fees or payments are due from the Borrower,  the Guarantors or any of their respective Subsidiaries in respect of the Leases except as set forth in the separate written certification delivered to Agent prior to the acceptance of such Collateral Property as Collateral.

(m)                          Service Agreements; Management Agreements.  Except as listed on Schedule 6.20, there are no material service agreements relating to the operation and maintenance of such Collateral Property, or any portion thereof that are not cancelable at any time or upon thirty (30) days written notice.  There are no management agreements for such Collateral Property except for the management agreement described on Schedule 6.20 hereto.  To the best knowledge of Borrower, there are no material claims or any bases for material claims in respect of such Collateral Property or its operation by any party to any service agreement or management agreement.

(n)                          Other Material Real Property Agreements.  Except as listed on Schedule 6.23, or, subject to the approval of Agent in its reasonable discretion, as such schedule may be updated by Borrower from time to time in connection with including additional collateral as security for the Obligations as permitted pursuant to §5.5, there are no material agreements pertaining to such Collateral Property or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto), PUD zoning documents, the Title Policies, the title commitments with respect to the Land delivered to Agent or otherwise disclosed in writing to the Agent by the Borrower; and, except as disclosed on Schedule 6.23 hereto, no person or entity has any right or option to acquire such Collateral Property thereon or any portion thereof or interest therein.

§6.21              Loan Documents.  All of the representations and warranties made by or on behalf of the Borrower and the Guarantors in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Banks pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor the Guarantors has failed to disclose such information as is necessary to make such representations and warranties not misleading.

§6.22              [Intentionally Omitted.]

§6.23              Brokers.  None of the Borrower or the Guarantors has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24              Other Debt.  None of the Borrower or the Guarantors is in default of the payment of any Indebtedness or any other agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party.  Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or such Guarantor.

§6.25              Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor the Guarantors is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, such Person is able to pay its debts as they become due, and such Person has sufficient capital to carry on its business.

§6.26              Contribution Agreement.  The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.27              No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28              Transaction in Best Interests of Borrower; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, the Guarantors, and the creditors of such Persons.  The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Guarantors to guaranty the Loan, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower to have available financing to conduct and expand its business.

§6.29              Ownership.  Borrower is the sole member of the Subsidiary Property Owners and owns 100% of the economic and Voting Interests of the Subsidiary Property Owners free and clear of all liens, restrictions, claims, pledges, encumbrances, charges or rights of third parties and rights of setoff or recoupment whatsoever other than those in favor of the Agent hereunder.  No Person other than the Agent has any option, right of first refusal, right of first offer or other right to acquire all or any portion of the Collateral.

§6.30              Embargoed Persons.  None of the Borrower or the Guarantors are (and none of the Borrower or the Guarantors will be) a Person named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agree to provide to the Banks any additional information that a Bank deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31              Organizational Agreements.  Attached hereto as Schedule 6.31 is a true, accurate and complete list of all of the Organizational Agreements.  The Borrower has delivered to the Agent true, correct and complete copies of the Organizational Agreements, and none of the Organizational Agreements has been modified or amended in any respect except as set forth on Schedule 6.31.  Each of the Organizational Agreements has been duly authorized, executed and delivered by the parties thereto and is in full force and effect.

§6.32              Restatement of Representations Set Forth in the Secured Credit Agreement.  The Borrower and the Trust restate and affirm each and every representation and warranty set forth in the Secured Credit Agreement as if the same were more fully set forth herein (except to the extent of changes resulting from transactions contemplated or permitted by the  Secured Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date).

§7.      AFFIRMATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS.

The Guarantors and the Borrower covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

§7.1               Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

§7.2               Maintenance of Office.  The Borrower and the Guarantors will maintain their chief executive office at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan, 48334, or at such other place in the United States of America as the Borrower or Guarantors shall designate upon prior written notice to the Agent and the Banks, where notices, presentations and demands to or upon the Borrower or Guarantors in respect of the Loan Documents may be given or made.

§7.3               Records and Accounts.  The Borrower and the Guarantors will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties, contingencies and other reserves.  Neither the Borrower nor the Guarantors shall, without the prior written consent of the Majority Banks, (x) make any material changes to the accounting principles used by such Person in preparing the financial statements and other information described in §6.4 except as required by GAAP or (y) change its fiscal year.

§7.4               Financial Statements, Certificates and Information.  The Borrower and the Guarantors will deliver or cause to be delivered to each of the Banks:

(a)                          as soon as practicable, but in any event not later than one hundred (100) days after the end of each calendar year, the unaudited balance sheet of the Subsidiary Property Owners and the audited balance sheet of Borrower and the Trust, respectively, at the end of such year, and the related unaudited statements (as to the Subsidiary Property Owners) and audited statements as to Borrower and Trust of income, changes in shareholder’s equity and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied as to the Subsidiary Property Owners by a certification by the principal financial or accounting officer of the Subsidiary Property Owners that the information contained in such statements fairly presents the financial position of the Subsidiary Property Owners as of such date, and as to Borrower and Trust by an auditor’s report prepared without qualification by a nationally recognized accounting firm, and any other information the Banks may need to complete a financial analysis of the Borrower and the Guarantors; provided, however, that unless otherwise requested by the Agent or the Majority Banks, the Borrower shall not be required to deliver the balance sheets, statements or other matters required by this §7.4(a) to the extent the same are incorporated in the balance sheets, statements and other matters delivered to the Banks by the Trust;

(b)                          as soon as practicable, but in any event not later than fifty-five (55) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited balance sheet of the Borrower and the Guarantors, respectively, as at the end of such quarter, and the related unaudited statements of income, changes in shareholder’s equity and cash flows for the portion of the calendar year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower and the Guarantors, respectively, that the information contained in such financial statements fairly presents the financial position of such Person on the date thereof (subject to year-end adjustments); provided, however, that unless otherwise requested by the Agent or the Majority Banks, the Borrower shall not be required to deliver the balance sheets, statements or other matters required by this §7.4(b) to the extent the same are incorporated in the balance sheets, statements and other matters delivered to the Banks by the Trust;

(c)                          as soon as practicable, but in any event not later than fifty-five (55) days after the end of each of the calendar quarters, an updated Rent Roll and operating statements with respect to the Collateral Property, such statements and reports to be in a form reasonably satisfactory to Agent;

(d)                          at such times the Total Development Costs do not equal or exceed $20,000,000.00, as soon as practicable, but in any event not later than the fifteen (15) days after the end of each calendar month, an updated certificate as to the Total Development Costs demonstrating Borrower’s compliance with the availability limitations set forth in §2.2;

(e)                          at such times when there is an Aquia Joint Venture, as soon as practicable, but in any event not later than fifteen (15) days after the end of each calendar month, an updated certificate as to the Joint Venture Value demonstrating Borrower’s compliance with the availability limitations set forth in §2.2;

(f)                          promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Guarantors; and

(g)                          from time to time such other financial data and information in the possession of the Borrower or the Guarantors (including without limitation auditors’ management letters, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower, the Guarantors or their respective Subsidiaries) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Banks provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Banks upon Agent’s receipt thereof.  Upon the request of Agent, the Borrower and the Guarantors shall deliver paper copies thereof to Agent and the Banks.  The Borrower and the Guarantors authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and the Guarantors release Agent and the Banks from any liability in connection therewith.

§7.5               Notices.

(a)                          Defaults.  The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or the Guarantors is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or Event of Default or would have a material adverse effect on the Borrower or any Guarantor, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

(b)                          Environmental Events.  The Borrower will promptly give notice to the Agent (i) upon the Borrower obtaining knowledge of any potential or known Release of any Hazardous Substances at or from the Collateral Property; (ii) of any violation of any Environmental Law that the Borrower or the Guarantors reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves the Collateral Property or has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower or any Guarantor.

(c)                          Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or the Guarantors or to which the Borrower or the Guarantors is or is to become a party involving an uninsured claim against the Borrower or the Guarantors that could reasonably be expected to have a materially adverse effect on the Borrower or the Guarantors and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Banks, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against a Subsidiary Property Owner in an amount in excess of $1,000,000 or the Borrower or Trust in an amount in excess of $5,000,000.

(d)                          Notification of Banks.  Promptly after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Banks, together with copies of any  certificates or other written information that accompanied such notice.

§7.6               Existence; Maintenance of Property.  Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.  Trust will do or cause to be done all things necessary to preserve and keep in full force and effect its respective legal existence.  Each Subsidiary Property Owner will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.  Each Subsidiary Property Owner, the Borrower and the Trust will do or cause to be done all things necessary to preserve and keep in full force all of their respective rights and franchises.  The Borrower and the Guarantors will continue to engage primarily in the businesses now conducted by it and in related businesses.

§7.7               Insurance.  With respect to the properties and businesses of the Subsidiary Property Owners, Borrower will procure and maintain or cause to be procured and maintained insurance with financially sound and reputable insurers against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent, including, without limitation, if there are any Buildings on the Land, “all risks” property insurance (including builder’s risk, broad form flood, broad form earthquake and comprehensive boiler and machinery coverages) on each Building on the Land and the contents therein of the Subsidiary Property Owners in an amount not less than one hundred percent (100%) of the full replacement cost of each such Building and the contents therein, with a replacement cost endorsement and an agreed amount endorsement, provided, however, that solely with respect to earthquake insurance, such coverage may be in an amount less than one hundred percent (100%) of the full replacement cost so long as such amount is commercially reasonable and in accordance with general practices of businesses engaged in similar activities in similar geographic areas.  Prior to commencement of any site work or vertical construction for any new phase of construction on the Collateral Property, Borrower shall furnish insurance certificates evidencing that insurance coverages with companies, coverage and in amounts reasonably satisfactory to Agent are in effect with respect to such new phase of construction on the Collateral Property.

§7.8               Taxes.  The Borrower and the Guarantors will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and upon the Collateral Property, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or the Guarantors shall have set aside on its books adequate reserves with respect thereto; and provided, further that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower or such Guarantor either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim.

§7.9               Inspection of Properties and Books.  The Borrower and the Guarantors shall permit the Banks at such Bank’s expense to visit and inspect any of the properties of the Borrower or the Guarantors, and at the Borrower’s expense to examine the books of account of the Borrower or the Guarantors (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower or the Guarantors with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such examinations more often than once in any twelve (12) month period.  The Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrower’ normal business operations.

§7.10              Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Guarantors will comply with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, limited liability company or operating agreement, partnership agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties.  If at any time while any Loan or Note is outstanding or the Banks have any obligation to make Loans, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or the Guarantors may fulfill any of their respective obligations hereunder or under the other Loan Documents, the Borrower will immediately take or cause to be taken all steps necessary to obtain or cause such Guarantor to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

§7.11              Use of Proceeds.  Subject to the terms, covenants and conditions set forth herein, the Borrower will use the proceeds of the Loans to the Borrower solely (a) to reimburse and finance the development by the Subsidiary Property Owners of the Collateral Property, (b) to pay closing costs, and (c) for general corporate purposes including working capital.

§7.12              Further Assurances.  Each of the Borrower and Guarantors will cooperate with the Agent and the Banks and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.13              Compliance.  The Borrower and the Guarantors shall operate their respective businesses in compliance with the terms and conditions of this Agreement and the other Loan Documents.

§7.14              Management Agreements.  There shall not be any agreements entered into by Borrower or the Guarantors for the management of the Collateral Property without the prior written consent of Agent, such consent not to be unreasonably withheld or delayed.

§7.15              Survey.  Not later than forty-five (45) days after Agent’s request, Borrower shall furnish to Agent a Survey reasonably satisfactory to Agent of the Collateral Property.

§7.16              Construction of Improvements.  Once commenced, any phase of construction on any Collateral Property shall be constructed and fully equipped in a good and workmanlike manner with materials of high quality, in substantial accordance with the plans and specifications and the Leases, and such construction and equipping for such phase will be prosecuted with due diligence and continuity until completion.

§7.17              Interest Rate Contract(s).  The Borrower shall at all times from and after the date of this Agreement maintain in full force and effect, an Interest Rate Contract(s) in form and substance satisfactory to Agent in an amount necessary to ensure that the outstanding “Debt” (as hereinafter defined) of Borrower, the Guarantors and their respective Subsidiaries that is Variable Rate Debt does not exceed twenty-five percent (25%) of Consolidated Total Adjusted Asset Value of the Borrower.  The Interest Rate Contract(s) shall be provided by any Bank which is a party to the Secured Credit Agreement or a bank or other financial institution that has unsecured, uninsured and unguaranteed long-term debt which is rated at least A-3 by Moody’s Investor Service, Inc. or at least A- by Standard & Poor’s Corporation.  The Borrower shall upon the request of the Agent provide to the Agent evidence that the Interest Rate Contract(s) is in effect.  For the purposes of this §7.17, the term “Debt” shall mean any indebtedness of the Borrower, the Guarantors or any their respective Subsidiaries, whether or not contingent, and without duplication, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments or (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Borrower, any Guarantor or any of their respective Subsidiaries, to the extent that any such items would appear as a liability on the balance sheet of the Borrower, the Guarantors or any of their respective Subsidiaries in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Borrower, the Guarantors or any of their respective Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Borrower, any Guarantor or any of their respective Subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Borrower, the Guarantors or any of their respective Subsidiaries whenever the Borrower, any Guarantor or any of their respective Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof).

§7.18              Joint Ventures.  If Borrower or Aquia has elected to transfer the Office Property, Residential Property or Hotel Property to a joint venture, then Borrower and Aquia shall make commercially reasonable efforts to cause the events in §5.2(c) to occur.  The Aquia Joint Venture shall be permitted to incur Indebtedness; provided, however, in the event that a pledge to Agent occurs as contemplated in §5.2(c)(i), then prior to any Aquia Joint Venture creating, incurring, or suffering to create or incur, any Indebtedness (other than the items set forth in §8.1(a) –(e)), Borrower and Aquia shall cause to be delivered to Agent an intercreditor agreement in form and substance reasonably satisfactory to Agent including reasonable customary provisions such as notices of defaults and permitting the pledge and foreclosure of equity interests in the Aquia Joint Venture.

§7.19              [Intentionally Omitted.]

§7.20              [Intentionally Omitted.]

§7.21              Casualty.  In the event of any loss or damage to the Collateral Property in an amount in excess of $250,000.00, the respective Subsidiary Property Owner shall give prompt written notice to the insurance carrier and the Agent.  No Subsidiary Property Owner shall settle, adjust or compromise any claim under such insurance policies without the prior written consent of the Agent; provided, however, that such Subsidiary Property Owner may make proof of loss, settle, adjust or compromise any claim under such insurance policies which is of an amount less than $250,000.00 so long as no Default or Event of Default has occurred and is continuing.  Any proceeds of such claim shall be paid to the Agent and applied to the payment of the Obligations whether or not then due, less reasonable out-of-pocket expenses incurred in connection with the settlement, adjustment or compromise of such claim, and the Total Commitment shall immediately and permanently be reduced by an amount reasonably determined by Agent based on the extent of the casualty.

§7.22              Condemnation.  In the event that all or any portion of the Collateral Property shall be damaged or taken through condemnation (which term shall include any damage or taking by any governmental authority, quasi-governmental authority, any party having the power of condemnation, or any transfer by private sale in lieu thereof), or any such condemnation shall be threatened, which condemnation results in damage or taking or threat of taking in amount in excess of $250,000.00 the Borrower shall give prompt written notice to the Agent.  No Subsidiary Property Owner shall settle or compromise any claim, action or proceeding relating to such damage or condemnation without the prior written consent of the Agent; provided that such Subsidiary Property Owner may make proof of loss and settle or compromise any such claim, action or proceeding which is of an amount less than $250,000.00 so long as no Default or Event of Default has occurred and is continuing.  Any proceeds, award or damages from such damage or condemnation shall be paid to the Agent and applied to the payment of the Obligations whether or not then due less reasonable out-of-pocket expenses incurred in connection with the settlement or compromise of such claim, action or proceeding, and the Total Commitment shall immediately and permanently be reduced by an amount reasonably determined by Agent based on the extent of the condemnation.

§7.23              Subsidiary Property Owners to Comply With Organizational Agreements.  Each Subsidiary Property Owner shall conduct its business in full compliance with and to not violate the terms and conditions of the Organizational Agreements in any material respects, shall do all things necessary to observe corporate limited liability company formalities, and to preserve its existence, and no Subsidiary Property Owner will amend, modify or otherwise change any of its Organizational Agreements without the prior written consent of the Agent, except as may be permitted pursuant to §8.13.  Each Subsidiary Property Owner shall perform all of its duties, responsibilities and obligations under the Organizational Agreements.

§7.24              Compliance with Covenants in Secured Credit Agreement.  The Borrower and the Trust agree to perform and comply with each and every covenant, whether affirmative or negative, of the Borrower and the Trust set forth in the Secured Credit Agreement and the other “Loan Documents” (as defined in the Secured Credit Agreement) as if the same were more fully set forth herein.  In the event that the Secured Credit Agreement shall terminate or otherwise be of no force or effect, then the obligation of the Borrower and the Trust hereunder to perform each and every covenant therein and to restate and reaffirm every representation and warranty therein shall survive notwithstanding such termination.  The Borrower and the Trust shall furnish to Agent each of the financial statements, reports, compliance certificates and other items and information required under Article 7 of the Secured Credit Agreement to be delivered to the “Agent” or the “Banks” thereunder, in the form and on the dates required by the Secured Credit Agreement to be delivered to the “Agent” or the “Banks” for so long as this Agreement is in effect; provided that the delivery of such items to the Banks as “Banks” and the “Agent” under the Secured Credit Agreement shall satisfy the foregoing requirement.  Upon the request of Agent, the Borrower and Guarantors shall enter into such amendments to the Loan Documents as Agent may reasonably request to incorporate some or all of the representatives, warranties and covenants of the Secured Credit Agreement into the Loan Documents.

§8.      CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS.

The Borrower and the Guarantors, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any of the Banks has any obligation to make any Loans:

§8.1               Restrictions on Indebtedness.  No Subsidiary Property Owner will create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                          Indebtedness to the Banks arising under any of the Loan Documents;

(b)                          current liabilities of such Subsidiary Property Owner incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)                          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)                          Indebtedness in respect of judgments or awards the existence of which does not create an Event of Default;

(e)                          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)                          the Subsidiary Subordinate Debt, which, prior to the making by Borrower of any such loan to Aquia that would constitute Subsidiary Subordinate Debt, (i) is subordinated to the repayment of the Obligations pursuant to a Subsidiary Subordination and Standstill Agreement in form and substance satisfactory to Agent, and (ii) Borrower has delivered to Agent any note or other document or instrument which evidences, constitutes, guarantees or secures any of the Subsidiary Subordinate Debt or any right to receive payments relating to the Subsidiary Subordinate Debt, which notes and other instruments shall be accompanied by such endorsement and assignment as Agent may reasonably require to transfer title to Agent;

(g)                          Indebtedness in respect of reverse repurchase agreements having a term of not more than 180 days with respect to Investments described in §8.3(d) or (e); and

(h)                          Indebtedness in respect of purchase money financing for equipment, computers and vehicles acquired in the ordinary course of such Subsidiary Property Owner’s business not exceeding $250,000.00.

§8.2               Restrictions on Liens Etc.  No Subsidiary Property Owner shall (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that each Subsidiary Property Owner may create or incur or suffer to be created or incurred or to exist:

(a)                          liens on properties to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested as permitted by §7.8;

(b)                          deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(c)                          liens on properties other than (i) the Collateral Property or any interest therein (including the rents, issues and profits therefrom), (ii) any of the Collateral, or (iii) any interest of Borrower in such Subsidiary Property Owner, in respect of judgments, awards or indebtedness, the Indebtedness with respect to which is permitted by §8.1(d);

(d)                          encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, licenses (including for the performance of due diligence by purchasers of the Land), and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of such Subsidiary Property Owner, which encumbrances, liens or defects do not individually or in the aggregate have a materially adverse effect on the use or value of such property or on the business of such Subsidiary Property Owner and do not make title to such property unmarketable by the conveyancing standards in effect where such property is located; and

(e)                          liens in favor of the Agent and the Banks under the Loan Documents.

§8.3               Restrictions on Investments.  No Subsidiary Property Owner will make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                          marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower, Trust or their Subsidiaries;

(b)                          marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)                          demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)                          [Intentionally Omitted];

(e)                          [Intentionally Omitted];

(f)                          repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g)                          shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

(h)                          the Collateral Property;

(i)                          any loans to tenants under the Leases for tenant improvements that are provided in the ordinary course of business; and

§8.4               Merger, Consolidation.  Neither the Borrower nor the Guarantors will become a party to any merger, consolidation or other business combination or disposition of all or substantially all of its assets except the merger or consolidation of one or more of the Subsidiaries (other than any Subsidiary Property Owner) of the Borrower with and into the Borrower.

§8.5               Conduct of Business.  No Subsidiary Property Owner will conduct any of its business operations other than through such Subsidiary Property Owner.  No reorganizations, spin-offs or new business lines of any Subsidiary Property Owner shall be established or occur without the prior written consent of the Majority Banks, except as permitted under §5.2.

§8.6               Compliance with Environmental Laws.  Neither the Borrower nor the Guarantors will do any of the following:  (a) use any of the Collateral Property or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for such quantities of Hazardous Substances as are appropriate for a retail shopping center mixed use project (retail [including entertainment and health clubs], office, hospitality and residential only) and used in the ordinary course of business and in compliance in all material respects with all applicable Environmental Laws, (b) cause or permit to be located on the Collateral Property any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on the Collateral Property except in material compliance with Environmental Laws, (d) conduct any activity at the Collateral Property or use the Collateral Property in any manner so as to cause a Release of Hazardous Substances on, upon or into the Collateral Property or any surrounding properties or any threatened Release of Hazardous Substances in any material amount which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws).

Each Subsidiary Property Owner shall:

(i)                                    in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, which change would lead a prudent lender to require additional testing to avail itself of any statutory insurance or limited liability, take all action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Collateral Property; and

(ii)                                   if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Collateral Property (including without limitation any such Release or disposal occurring prior to the acquisition of the Collateral Property by such Subsidiary Property Owner), cause the prompt containment and removal of such Hazardous Substances and remediation of the Collateral Property to the extent required by and in full compliance with all applicable laws and regulations and to the reasonable satisfaction of the Majority Banks; provided, that the Borrower and the Guarantors shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Majority Banks and no action shall have been commenced by any enforcement agency.  The Majority Banks may engage their own environmental consultant to review the environmental assessments and the Borrower’s and Guarantor’s compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that the Agent or the Majority Banks shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred, relating to the Collateral Property, or that the Collateral Property is not in compliance with the Environmental Laws, the Agent may at its election (and will at the request of the Majority Banks) obtain such environmental assessments of the Collateral Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to the Collateral Property and (ii) whether the use and operation of the Collateral Property comply with all Environmental Laws.  Environmental assessments may include detailed visual inspections of the Collateral Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of the Collateral Property and the use and operation thereof with all applicable Environmental Laws.  All such environmental assessments shall be at the sole cost and expense of the Borrower.

§8.7               Distributions.  Neither the Borrower nor the Trust shall make any Distributions which would cause it to violate any of the following covenants:

(a)                          In the event that a High Leverage Condition exists (or would arise as a result of a Distribution), neither Borrower nor the Trust shall make any Distribution if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters would exceed the lesser of (i) an amount equivalent to 0.9252 cents per share of common stock of the Trust or (ii) ninety-five percent (95%) of their respective Funds from Operations for the four (4) consecutive fiscal quarters ending prior to the quarter in which such Distribution is paid.

(b)                          In the event that a Target Leverage Condition exists, the Borrower and the Trust shall not make any Distribution if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters would exceed ninety-five percent (95%) of their respective Funds from Operations for the four (4) consecutive fiscal quarters ending prior to the quarter in which such Distribution is paid; provided, however, notwithstanding the foregoing in this §8.7(b), Borrower and the Trust may, subject to the limitations set forth in this Agreement (including specifically, but without limitation, those contained in §8.7(b)) redeem existing Preferred Equity with proceeds from an issuance of common equity or Preferred Equity of the Borrower or the Trust so long as (i) no Event of Default shall have occurred and be continuing on the date of any such repurchase and (ii) no Default or Event of Default shall occur as a result of any such repurchase.  Notwithstanding the foregoing, the Borrower may pay a Distribution to its partners of sums received by it pursuant to the Tax Indemnity Agreement.

(c)                          In the event that an Event of Default shall have occurred and be continuing, neither the Borrower nor the Trust shall make any Distributions other than the minimum Distributions by the Borrower to the Trust and by the Trust required under the Code to maintain the REIT Status of the Trust, as evidenced by a certification of the principal financial or accounting officer of the Trust containing calculations in reasonable detail satisfactory in form and substance to Agent; provided, however, that neither Borrower nor the Trust shall be entitled to make any Distributions in connection with the repurchase of common or preferred stock of the Trust at any time after an Event of Default shall have occurred and be continuing.

(d)                          Notwithstanding the foregoing, at any time when an Event of Default shall have occurred and be continuing and the maturity of the Obligations has been accelerated, neither the Borrower nor the Trust shall make any Distributions whatsoever, directly or indirectly.

§8.8               Subsidiary Subordinate Debt.  Provided no Event of Default has occurred and is continuing, and the maturity of the Obligations has not been accelerated, Aquia, or any Subsidiary Property Owner which Agent approves in writing to incur Subsidiary Subordinate Debt, shall be permitted to pay only accrued but unpaid interest on the Subsidiary Subordinate Debt.  Without the prior written consent of the Agent, which consent may be withheld by the Agent in its sole and absolute discretion, neither the Borrower, Aquia nor any Subsidiary Property Owner which Agent approves in writing to incur Subsidiary Subordinate Debt shall (i) modify or amend the Subsidiary Subordinate Debt, (ii) prepay, amortize, purchase, retire, redeem or otherwise acquire the Subsidiary Subordinate Debt, or (iii) make any payments on the Subsidiary Subordinate Debt at any time when an Event of Default shall have occurred and be continuing or when the maturity of the Obligations has been accelerated.  Notwithstanding the foregoing, in the event that the Borrower prepays a portion of the Loan pursuant to the terms of Section 5.2(j) hereof, then Aquia shall have the right to simultaneously pay a portion of the principal owing under Subsidiary Subordinate Debt, but in no event more than the amount of the prepayment being simultaneously made under Section 5.2(j).

§8.9               Development Activity.  Neither the Borrower, the Trust nor any of their respective Subsidiaries shall engage, directly or indirectly, in any development except as expressly provided in this §8.9 and subject to the terms of §8.10.  The Borrower, the Trust or any of their respective Subsidiaries may engage, either directly or, in the case of the Borrower, through any Subsidiary or Unconsolidated Affiliate of the Borrower, an Investment in which is permitted under §8.15, in the development of property to be used principally for retail shopping centers or a use ancillary thereto (except for the development commonly known as Aquia Towne Center) which at any time has a total cost (including acquisition, construction and other costs), whether such total costs are incurred directly by the Borrower, the Trust or such Subsidiary or through an Investment in an Unconsolidated Affiliate permitted under §8.15, individually for each development project that is not in excess of ten percent (10%) of the Consolidated Total Adjusted Asset Value of the Borrower, and in the aggregate for all development projects that is not in excess of fifteen percent (15%) of the Consolidated Total Adjusted Asset Value of the Borrower, without the prior written consent of the Majority Banks.  For the purposes of calculating the cost of developments by Subsidiaries or Unconsolidated Affiliates, the cost of such developments shall be based upon the Borrower’s interest in such Subsidiaries or Unconsolidated Affiliates.  For purposes of this §8.9, the term “total cost” shall not include (x) costs specifically reimbursable by tenants or shadow anchors (other than through rent or a gross up of rent), (y) capitalized general and administrative expenses, or (z) operating expenses and interest to the extent of operating income received from the applicable development property, and the term “development” shall include the new construction of a shopping center complex or the substantial renovation of improvements to real property which materially change the character or size thereof, but shall not include the addition of amenities or other related facilities to existing Real Estate which is already used principally for shopping centers; provided, however, that the term “development” shall not include demolition of existing structures performed by Borrower or the addition of an anchor store to an existing shopping center project provided that the construction of such improvements is performed by the tenant, and the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or its respective Subsidiary, as applicable, is only obligated to reimburse such tenant for a fixed amount with respect to the cost of such construction upon completion of such construction by such tenant.  The Borrower and the Trust each acknowledges that the decision of the Majority Banks to grant or withhold such consent shall be based on such factors as the Majority Banks deem relevant in their sole discretion, including without limitation, evidence of sufficient funds both from borrowings and equity to complete such development and evidence that the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or either of its Subsidiaries has the resources and expertise necessary to complete such project.  Nothing herein shall prohibit the Borrower, the Trust or any of their respective Subsidiaries thereof from entering into an agreement to acquire Real Estate which has been developed and initially leased by another Person.  Neither the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust nor any Subsidiary thereof shall acquire or hold any number of undeveloped parcels of Real Estate which in the aggregate exceed five percent (5%) of the Consolidated Total Adjusted Asset Value of the Borrower without the prior written consent of the Majority Banks, provided that the acquisition or holding of any outlots or property adjacent to any Real Estate owned by the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof shall not be deemed to be an undeveloped parcel of Real Estate for this purpose and options and purchase agreements to acquire any property shall not be deemed an acquisition or holding of such property.  Further, any new development project permitted under the terms of this §8.9 engaged in by the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof, before any vertical construction commences on any phase of such project, shall be either (i) at least fifty percent (50%) pre-leased (based on the gross leasable area of the improvements to the development, or the phase of the development project being developed if the Borrower submits and the Agent agrees that the development consists of more than one (1) phase, excluding outlots), including all anchors in such phase (it being agreed that Borrower shall receive a credit against such occupancy requirement for any space to be occupied by an anchor that has been conveyed to such anchor), or under a purchase agreement to sell and all construction bids shall be in place, and any such development shall continue to be deemed an undeveloped parcel until such time as construction commences, or (ii) sufficiently pre-leased such that based on such leases the gross income from such leases upon completion of such project shall equal or exceed projected operating expenses (including reserves for expenses not paid on a monthly basis).  For purposes of this §8.9, property shall be deemed to be in development at all times that it is Under Development.

§8.10              Restrictions on New Development Activity and New Redevelopment Activity.

(a)                          In the event that a High Leverage Condition exists, neither the Borrower, the Trust nor any of their respective Subsidiaries shall engage, directly or indirectly (including through other Investments), in any New Redevelopment Activity without Agent’s prior written consent unless Borrower certifies (and provides any back-up documentation reasonably required by Agent) to Agent that (i) Borrower has sufficient capital through committed equity, third party debt or funds directly available to Borrower, Trust or their respective Subsidiaries (other than from the Liquidity described in clause (ii) below) to complete such New Redevelopment Activity on a timely basis, and (ii) Borrower maintains Liquidity of not less than $8,000,000.00 beyond the Total Construction Costs reasonably estimated by Borrower to complete all such New Redevelopment Activity in the aggregate; provided, however, that no written consent from Agent or certificate from Borrower to Agent shall be required (x) in the event that the Total Construction Costs estimated by Borrower to complete such individual New Redevelopment Activity do not exceed $3,000,000.00 at such time as site work or vertical construction for the New Redevelopment Activity is commenced, or (y) in the event that the terms of any joint venture agreement in effect as of the date of this Agreement require the New Redevelopment Activity to occur without the prior approval by Borrower or its Subsidiaries, or would force a liquidation of the joint venture or a sale of the property if such approval is not given.

(b)                          In the event that a High Leverage Condition exists, neither the Borrower, the Trust nor any of their respective Subsidiaries shall engage, directly or indirectly (including through other Investments) in any New Development Activity except to the extent that the terms of any joint venture agreement in effect as of the date of this Agreement requires a New Development Activity to occur without the prior approval by Borrower or its Subsidiaries, or would force a liquidation of the joint venture or a sale of property if such approval is not given.  Agent and the Banks acknowledge and agree that that projects described on Schedule 8.10 hereto shall not constitute New Development Activity.

(c)                          In the event that a Target Leverage Condition exists, Borrower, the Trust and their Subsidiaries may pursue New Redevelopment Activity and New Development Activity subject to the limitations in §8.9.

(d)                          The terms of this §8.10 shall not limit the terms of §8.9.

§8.11              Additional Restrictions Concerning the Collateral Property.  Subject to the terms of §3.2 and §5.2 of this Agreement and except as provided therein and except for Permitted Liens, no Subsidiary Property Owner will, without the prior written consent of the Agent in each instance, directly or indirectly: (i) sell, convey, assign, transfer, lease, contribute, option, mortgage, pledge, encumber, charge, hypothecate or dispose of any Collateral Property or any part thereof or interest therein; or any income or profits therefrom, or any other accounts, contract rights, general intangibles, instruments, chattel paper or other assets or claims, whether now owned or hereafter acquired; or (ii) create or suffer to be created or to exist any lien, encumbrance, security interest, mortgage, pledge, restriction, attachment or other charge of any kind upon, or any levy, seizure, attachment or foreclosure of, the Collateral Property or any part thereof or interest therein, or any income or profit therefrom, or any other accounts, contract rights, general intangibles, instruments, chattel paper or other assets or claims, whether now owned or hereafter acquired.  For the purposes of this paragraph, the sale, conveyance, transfer, disposition, alienation, hypothecation or encumbering of all or any portion of any interest in any Subsidiary Property Owner or the creation or addition of a new shareholder or other owner of any interest in any Subsidiary Property Owner shall be deemed to be a transfer of an interest in a Collateral Property.  Notwithstanding the foregoing, the Subsidiary Property Owners may enter into leases, or amend or terminate existing leases, in the ordinary course of business.  Notwithstanding the foregoing, in the event that Aquia desires to enter into any cross easements or condominium declarations with respect to the development of Aquia Towne Center, any such agreements shall be subject to the review and approval of Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

§8.12              Additional Covenants with Respect to Indebtedness, Operations, Fundamental Changes.  Notwithstanding anything in this Agreement to the contrary, each Subsidiary Property Owner represents, warrants and covenants as of the date hereof and until such time as the Obligations are paid in full that such Subsidiary Property Owner:

(a)                          does not own and will not own any asset other than the Collateral Property or Joint Venture Interests acquired as the result of an arms-length transaction with a third party other than an Affiliate, and such incidental personal property as such Subsidiary Property Owner considers necessary, advisable, convenient or appropriate in connection with the ownership of such assets;

(b)                          is not engaged and will not engage in any business other than the ownership and operation and sale of its assets described in 8.12(a);

(c)                          does not and will not have any Subsidiaries (whether the same would constitute an entity that could be consolidated on such Subsidiary Property Owner’s financial statements or a minority interest);

(d)                          will not enter into any contract or agreement with any partner, member, shareholder, principal or affiliate of such Subsidiary Property Owner or any affiliate of any such partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than an affiliate (provided that the foregoing shall not prohibit the execution of the agreements described on Schedule 6.23 hereto or performance thereunder);

(e)                          has no other Indebtedness and will not incur any Indebtedness, other than Indebtedness permitted pursuant to §8.1;

(f)                          will not make any loans or advances to any third party other than any loans to tenants under the Leases for tenant improvements that are provided in the ordinary course of business;

(g)                          is and will remain solvent and pay its debts and liabilities (including, without limitation, employment and overhead expenses) from its own assets as the same shall become due;

(h)                          has done or caused to be done and will do all things necessary to observe limited liability company, partnership or corporate formalities, as applicable, and to preserve its existence, and will not, nor will any member thereof amend, modify or otherwise change its organizational documents in a manner which adversely affects such Subsidiary Property Owner’s existence as a single purpose entity;

(i)                          will conduct and operate its business as presently conducted and operated;

(j)                          will maintain books and records and bank accounts (if any) separate from those of its affiliates, including its members;

(k)                          will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate thereof, including any partner, member, shareholder or any affiliate of any partner, member or shareholder of such Subsidiary Property Owner);

(l)                          will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(m)                          will not, nor shall any member, partner, shareholder or affiliate, seek the dissolution or winding up, in whole or in part, of such Subsidiary Property Owner;

(n)                          will not enter into any transaction of merger, consolidation or other business combination, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, such Subsidiary Property Owner;

(o)                          will not commingle the funds and other assets of such Subsidiary Property Owner with those of any partner, member, shareholder, any affiliate or any other Person;

(p)                          has and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other Person;

(q)                          does not and will not hold itself out to be responsible for the debts or obligations of any other Person other than to guaranty the Obligations of Borrower under the Loan Documents; and

(r)                          shall comply with the provisions of the Organizational Agreements.

§8.13              Modification of Organizational Agreements and other Key Documents.  No Subsidiary Property Owner shall modify, amend, cancel, release, surrender or terminate any of the Organizational Agreements, or dissolve, liquidate, redeem, cancel, wind-up or permit the dissolution, liquidation, redemption, cancellation, winding-up or expiration of such Subsidiary Property Owner, or any of the Organizational Agreements, or seek or permit the partition of any of the assets of such Subsidiary Property Owner, without in each instance the prior written consent of the Agent, which consent may be withheld by the Agent in its sole and absolute discretion.  Notwithstanding the foregoing, however, Agent shall not unreasonably withhold its consent to any modification or amendment of the Organizational Agreements which does not affect or have an impact on (a) the management of such Subsidiary Property Owner, (b) any voting rights, (c) the rights to receive distributions, (d) any provisions of the Organizational Agreements concerning actions that such Subsidiary Property Owner is either authorized to do or that are ultra vires, or (e) otherwise materially affect such Subsidiary Property Owner or the rights and benefits afforded to the Agent and the Banks pursuant to this Agreement and the other Loan Documents.

§8.14              Trust Preferred Equity and Subordinated Debt.  The Borrower and the Trust shall not permit the Trust Preferred Equity and Subordinated Debt to exceed in the aggregate $150,000,000 (provided that to the extent any such Trust Preferred Equity and Subordinated Debt exceeds such limit, such excess shall be considered Indebtedness for the purposes of this Agreement).  The Borrower and the Trust will not make or permit any amendment or modification to the indenture, note or other agreements evidencing or governing any Trust Preferred Equity or Subordinated Debt without Agent’s prior written approval, or directly or indirectly pay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any Trust Preferred Equity or Subordinated Debt.

§8.15              Investments in Subsidiaries.  In no event shall Investments in Subsidiaries of the Borrower or the Trust that are not one hundred percent (100%) owned by the Borrower or Trust or in Unconsolidated Affiliates, which Subsidiaries or Unconsolidated Affiliates are engaged in the ownership of Real Estate or development activity pursuant to §8.9 or §8.10, and Investments in mortgages and notes receivables from such Subsidiaries or Unconsolidated Affiliates (including the principal amount payable pursuant to such notes) exceed fifteen percent (15%) of Borrower’s Consolidated Total Adjusted Asset Value in the aggregate without the prior written consent of the Required Banks.  For the purposes of this §8.15 only, notes receivable from Unconsolidated Affiliates shall be valued at face value (subject to reduction as a result of payments thereon).

§8.16              Recourse Indebtedness.  Subject to the provisions of §9, in no event shall other Recourse Indebtedness (whether secured or unsecured) of the Borrower and its Subsidiaries (other than Subsidiary Guarantors) (excluding the Indebtedness evidenced by the Secured Credit Agreement) in the aggregate exceed twenty percent (20%) of Consolidated Total Adjusted Asset Value (provided that the liability under any completion guaranty shall equal the remaining costs to complete the applicable construction project in excess of construction loan or mezzanine loan proceeds available therefor and any equity deposited or invested for the payment of such costs; and provided further that Indebtedness of Borrower or any of its Subsidiaries with respect to the TIF Guaranty and any other guaranty obligation which the Majority Banks may in its discretion approve in writing shall not be included for the purposes of this §8.16 unless (i) a claim shall have been made against the Trust, Borrower or a Subsidiary of either of them on account of such guaranty, or (ii) with respect to any other guaranty obligation which the Majority Banks may in their sole discretion approve in writing to not be included for the purposes of §8.16 the occurrence of such other events with respect thereto as the Majority Banks may require in connection with their approval of such obligation).

§9.      FINANCIAL COVENANTS OF THE TRUST AND THE BORROWER.

The Borrower and the Trust, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans, each of them will comply with the following:

§9.1               Liabilities to Assets Ratio.  Each of the Borrower and the Trust will not permit the ratio of its Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value to exceed the ratios set forth below for the periods specified below.

Period Ending on or Before:	Total Leverage Ratio
March 30, 2011	65%
March 31, 2011 and Thereafter	60%

§9.2               Fixed Charges Coverage.  The Borrower will not permit the Borrower’s Consolidated Operating Cash Flow for the period covered by the four (4) previous consecutive fiscal quarters (treated as a single accounting period) to be less than 1.50 times the Fixed Charges of the Borrower and the Trust for such period; provided, however, that for purposes of determining compliance with this covenant, prior to such time as the Borrower has owned and operated a parcel of Real Estate for four (4) full fiscal quarters, the Operating Cash Flow with respect to such parcel of Real Estate for the number of full fiscal quarters which the Borrower has owned and operated such parcel of Real Estate as annualized shall be utilized.  Additionally, for the purposes of calculating Consolidated Operating Cash Flow under this §9.2, Operating Cash Flow attributable to any Redevelopment Property shall be included even if such Redevelopment Property is then being valued at cost for the purposes of calculating Borrower’s Consolidated Total Adjusted Asset Value.  For the purposes of this §9.2, the Operating Cash Flow and Debt Service attributable to any Real Estate and the principal indebtedness repaid as a part of such sale shall be excluded from the calculations when such Real Estate is sold.

§9.3               Consolidated Tangible Net Worth.  The Borrower will not permit its Consolidated Tangible Net Worth to be less than $450,000,000 plus seventy-five percent (75%) of any Net Offering Proceeds from Equity Offerings received by the Borrower or the Trust after the date of this Agreement (except to the extent of any of such Net Offering Proceeds from an issuance of common equity or Preferred Equity of the Borrower or the Trust which are used to retire an existing issue of preferred equity of Borrower or the Trust, respectively).

§9.4               [Intentionally Omitted.]

§10.     CLOSING CONDITIONS.

The obligations of the Agent and the Banks to enter into this Agreement and to make the Loans to the Borrower shall be subject to the satisfaction of the following:

§10.1              Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent.  The Agent shall have received a fully executed copy of each such document, except that each Bank shall have received a fully executed counterpart of its Note, if any.

§10.2              Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower a copy, certified as of a recent date by the appropriate officer of each State in which the Borrower or the Guarantors, as applicable, is organized or in which the Collateral Property is located and a duly authorized partner, member or officer of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter, declaration of trust or other organizational documents of the Borrower or the Guarantors, as applicable, or its qualification to do business, as applicable, as in effect on such date of certification.

§10.3              Resolutions.  All action on the part of the Borrower and the Guarantors as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.  The Agent shall have received from the Trust true copies of the resolutions adopted by its board of directors authorizing the transactions described herein, each certified by its secretary as of a recent date to be true and complete.

§10.4              Incumbency Certificate; Authorized Signers.  The Agent shall have received incumbency certificates, dated as of the date of this Agreement, signed by a duly authorized officer of the Trust (with respect to the Borrower), and the Subsidiary Property Owners and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Subsidiary Property Owner, the Borrower and the Trust, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from the Borrower a certificate, dated as of the date of this Agreement, signed by a duly authorized officer of the Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan and Conversion Requests, and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5              Opinion of Counsel.  The Agent shall have received a favorable opinion addressed to the Banks and the Agent and dated as of the date of this Agreement, in form and substance satisfactory to the Banks and the Agent, from counsel of the Borrower and the Guarantors as to such matters as the Agent shall reasonably request.

§10.6              Payment of Fees.  The Borrower shall have paid to KeyBank the fees required to be paid at closing pursuant to §4.2.

§10.7              Performance; No Default.  The Borrower and Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8              Representations and Warranties.  The respective representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Subsidiary Property Owners, the Borrower or the Trust in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9              Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent and the Agent’s Special Counsel may reasonably require.

§10.10             Stockholder and Partner Consents.  The Agent shall have received evidence satisfactory to the Agent that all necessary stockholder, member and partner consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.11             Equity.  Borrower shall have provided evidence reasonably satisfactory to Agent of the total amount of costs and expenditures incurred by Aquia with respect to the development of the Collateral Property owned by Aquia.

§10.12             [Intentionally Omitted.]

§10.13             Contribution Agreement.  The Agent shall have received an executed original counterpart of the Contribution Agreement.

§10.14             No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.

§10.15             Governmental Regulation.  Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

§10.16             [Intentionally Omitted.]

§10.17             [Intentionally Omitted.]

§10.18             No Condemnation/Taking.  The Agent shall have received written confirmation from the Borrower that no condemnation proceedings are pending or to the Borrower’s knowledge threatened against any Collateral Property or, if any such proceedings are pending or threatened, identifying the same and the Collateral Property affected thereby and the Agent shall have determined that none of such proceedings is or will be material to the Collateral Property affected thereby.

§10.19             Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.     CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan, whether on or after the date of this Agreement, shall also be subject to the satisfaction of the following conditions precedent:

§11.1              Prior Conditions Satisfied.  All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made.

§11.2              Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower or the Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.  The Agent shall have received a certificate of the Borrower and the Guarantors signed by an authorized officer of the Borrower and the Guarantors to such effect.

§11.3              Borrowing Documents.  In the case of any request for a Loan, the Agent shall have received the request for a Loan required by §2.7 in the form of Exhibit D hereto.

§12.     EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1              Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)                          the Borrower shall fail to pay any principal of any of the Loans after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                          the Borrower shall fail to pay any interest on the Loans, or any other fees or sums due hereunder or under any of the other Loan Documents, within ten (10) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                          the Borrower or any Guarantor or any of their respective Subsidiaries shall fail to perform or observe any term, covenant, condition or agreement contained in §7.24 and such failure under this §12.1(c) shall, as to the particular covenant or covenants contained in the Secured Credit Agreement not so performed or observed continue beyond the period of any grace or notice and cure period set forth in the Secured Credit Agreement with respect to the non-performance of such covenant;

(d)                          the Borrower or any Guarantor shall fail to perform any other material term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in this §12), and such failure shall continue for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent;

(e)                          any representation or warranty made by or on behalf of the Borrower or any Guarantor in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)                          the Borrower or any Guarantor shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including, without limitation, any Derivatives Contract), or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment or purchase thereof, provided that solely with respect to Borrower and Trust the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this §12.1(f), involve singly or in the aggregate obligations for Recourse Indebtedness totaling in excess of $10,000,000.00 or Non-recourse Indebtedness totaling in excess of $30,000,000.00;

(g)                          the Borrower or any Guarantor, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h)                          a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower or any Guarantor or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i)                          a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of the Borrower or any Guarantor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)                          there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any uninsured final judgment against any of the Borrower or any Guarantor that, with other outstanding uninsured final judgments, undischarged, against such Persons exceeds in the aggregate $1,000,000.00 with respect to any  Subsidiary Property Owner and $10,000,000 with respect to the Borrower and the Trust;

(k)                          any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, any Guarantor, any of their respective Subsidiaries or any of their respective holders of Voting Interests, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)                          any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower or any Guarantor or any sale, transfer or other disposition of the assets of the Borrower or any Guarantor other than as permitted under the terms of this Agreement or the other Loan Documents;

(m)                          any suit or proceeding shall be filed against any of the Borrower or any Guarantor or any of their respective assets which in the good faith business judgment of the Majority Banks after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them if adversely determined, would have a materially adverse effect on the ability of the Borrower or any Guarantor to perform each and every one of its obligations under and by virtue of the Loan Documents and such suit or proceeding is not dismissed within sixty (60) days following the filing or commencement thereof;

(n)                          the Borrower or any Guarantor or any Person so connected with them shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of the Borrower or any Guarantor, including the Collateral;

(o)                          with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any Guarantor to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(p)                          a Change of Control shall occur;

(q)                          Dennis Gershenson shall cease to be active on a daily basis in the management of the Trust and the Borrower and a competent and experienced successor for such Person shall not be approved by the Majority Banks within six (6) months of such event, such approval not to be unreasonably withheld;

(r)                          The Borrower and the Trust and any of their respective Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any Subordinated Debt, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such Subordinated Debt for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require a redemption, retirement, prepayment, purchase or defeasance thereof;

(s)                          any Event of Default (as defined in any of the other Loan Documents) shall occur; or

(t)                          An “Event of Default” (as defined in the Secured Credit Agreement) shall occur.

then, and in any such event, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower (in addition to the rights afforded under §12.3) declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically without any requirement of presentment, demand, protest or other notice of any kind from any of the Banks or the Agent.

§12.2              Limitation of Cure Periods.  Notwithstanding the provisions of subsections (b) and (d) of §12.1, the cure periods provided therein shall not be allowed and the occurrence of a Default thereunder immediately shall constitute an Event of Default for all purposes of this Agreement and the other Loan Documents if, within the period of twelve (12) months immediately preceding the occurrence of such Default, there shall have occurred two (2) periods of cure or portions thereof under any one or more than one of said subsections.

§12.3              Termination of Commitments.  If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Bank any unused portion of the credit hereunder shall terminate and the Banks shall be relieved of all obligations to make Loans to the Borrower.  If any other Event of Default shall have occurred, the Agent, upon the election of the Majority Banks, may by notice to the Borrower terminate the obligation to make Loans to the Borrower.  No termination under this §12.3 shall relieve the Borrower of its obligations to the Banks arising under this Agreement or the other Loan Documents.

§12.4              Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Banks may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce their rights and remedies under this Agreement, the Notes, or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.  No remedy herein conferred upon the Agent or the holder of any of the Obligations is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorneys’ fees.

§12.5              Distribution of Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)                          First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)                          Second, to all other Obligations in such order or preference as the Majority Banks shall determine; provided, however, that (i) distributions in respect of such Obligations shall be made pari passu among Obligations with respect to the Agent’s fee payable pursuant to §4.3 and all other Obligations, (ii) in the event that any Bank shall have wrongfully failed or refused to make an advance under §2.5 and such failure or refusal shall be continuing, advances made by other Banks during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), (iii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata, and (iv) amounts received or realized from the Borrower shall be applied against the Obligations of the Borrower; and provided, further that the Majority Banks may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)                          Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.     SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Banks to the Borrower or any Guarantor and any securities or other property of the Borrower or any Guarantor in the possession of such Bank may be applied to or set off against the payment of Obligations of such Person and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Bank; provided that no Bank shall exercise such right of setoff without the prior approval of the Agent.  Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Obligations owed to such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Obligations held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.     THE AGENT.

§14.1              Authorization.  The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank or to create any agency or fiduciary relationship.  Agent shall act as the contractual representative of the Banks hereunder, and notwithstanding the use of the term “Agent” it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Bank or by reason of this Agreement or any of the other Loan Documents and is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Loan Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Banks pursuant to this Agreement and the other Loan Documents.

§14.2              Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3              No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any of the Banks for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent has received notice from a Bank or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4              No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Obligations, or for any recitals or statements, warranties or representations made herein or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any Guarantor, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any Guarantor, any of their respective Subsidiaries or any holder of any of the Obligations shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries or the value of the Collateral, the Collateral Property or any of the assets of the Borrower, the Guarantors or their respective Subsidiaries.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney-client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank.  Each Bank has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5              Payments.

(a)                          A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Agent agrees to distribute to each Bank not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Bank’s pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.  In the event the Borrower makes payments to Agent in immediately available funds on or before the time required in this Agreement for such payment, and Agent fails to distribute such amounts on the same Business Day as received, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)                          If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.  In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Banks, the Agent shall distribute to each Bank, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

(c)                          Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent, shall be deemed a defaulting Bank (a “Defaulting Bank”) and shall be deemed a Defaulting Bank until such time as such delinquency is satisfied.  In addition to the rights and remedies that may be available to the Agent at law and in equity, a Defaulting Bank’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Required Banks, Majority Banks or any matter requiring approval of all of the Banks, shall be suspended while such Bank is a Defaulting Bank; provided that a consent of a Defaulting Bank shall be required for any increase of its Commitment.  A Defaulting Bank shall be deemed to have assigned any and all payments due to it from the Borrower and the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non defaulting Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans.  The Defaulting Bank hereby authorizes the Agent to distribute such payments to the non defaulting Banks in proportion to their respective pro rata shares of all outstanding Loans.  The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Defaulting Bank any amounts to be paid to such Defaulting Bank under this Agreement, (ii) to collect interest from such Bank for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus two percent (2%), for each day during such period, and (iii) bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted obligations of such Defaulting Bank.  A Defaulting Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the non-defaulting Banks or as a result of other payments by the Defaulting Banks to the non defaulting Banks, the Banks’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

§14.6              Holders of Notes.  Subject to the terms of Article 18, the Agent may deem and treat the payee of any Obligation and any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7              Indemnity.  The Banks ratably hereby agree to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by § 15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

§14.8              Agent as Bank.  In its individual capacity, the Bank acting as the Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Obligations and the Notes as it would have were it not also the Agent.

§14.9              Resignation.  The Agent may resign at any time by giving ten (10) days’ prior written notice thereof to the Banks and the Borrower.  The Majority Banks may remove the Agent from its capacity as Agent in the event of the Agent’s willful misconduct or gross negligence.  The Commitment Percentage of the Bank which is acting as Agent shall not be taken into account in the calculation of Majority Banks for the purposes of removing Agent in the event of the Agent’s willful misconduct or gross negligence.  Upon any such resignation, the Majority Banks shall have the right to appoint as a successor Agent, any Bank or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s Investors Service, Inc. or not less than “A” or its equivalent by Standard & Poor’s Rating Group Inc. and which has a net worth of not less than $500,000,000.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Bank’s removal of the Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank or a bank whose debt obligations are rated not less than “A” or its equivalent by Moody’s Investors Service, Inc. or not less than “A” or its equivalent by Standard & Poor’s Rating Group Inc. and which has a net worth of not less than $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent.  After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

§14.10             Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may, and if so requested by the Majority Banks and the Banks have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the collateral and exercise all or any legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§14.11             Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Banks.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Banks, the Required Banks or all of the Banks as required by this Agreement.  Each Bank irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Banks requesting that Agent file such proof of claim.

§14.12             Approvals.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Banks, the Required Banks or the Majority Banks is required or permitted under this Agreement, each Bank agrees to give the Agent, within ten (10) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  If consent is required for the requested action, any Bank’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.  In the event that any recommendation is not approved by the requisite number of Banks and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Bank shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  Agent and each Bank shall be entitled to assume that any officer of the other Banks delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Banks have otherwise been notified in writing.

§14.13             Borrower not Beneficiary.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Banks, may not be enforced by Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of Borrower and Guarantors.

§14.14             Request for Agent Action.  Agent and the Banks acknowledge that in the ordinary course of business of the Borrower, (a)  the Collateral Property may be subject to a condemnation or other taking and (b) the Borrower may desire to enter into easements or other agreements affecting the Collateral Property, record a subdivision plat, dedicate roads or utilities, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent.  In connection with the foregoing, the Banks hereby expressly authorize the Agent to take any of the following actions which Agent in its good faith judgment determines are appropriate, (x) consent to releases of portions of the Collateral Property in connection with any condemnation or other taking, (y) execute consents in form and substance satisfactory to Agent in connection with any easements, agreements, plats, dedications or similar matters affecting any Collateral Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

§15.     EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this  Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent’s or any Bank’s gross or net income, except that the Agent and the Banks shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes (other than pursuant to the Michigan Business Tax, M.C.L. §§208.1101 et. seq., if any) assessed by any State in which the Collateral Property or the Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Banks after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) all title insurance premiums, appraisal fees, engineer’s fees, reasonable extraordinary internal charges of the Agent (determined in good faith and in accordance with the Agent’s internal policies applicable generally to its customers) for commercial finance exams and engineering and environmental reviews, and (c) the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein (excluding, however, the preparation of agreements evidencing participation granted under §18.4), each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, and the making of each advance hereunder, (e) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Agent and the fees and costs of appraisers, engineers, survey fees, investment bankers or other experts retained by any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Bank’s relationship with the Borrower or the Guarantors, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (g) all reasonable fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank and the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents, (h) all reasonable fees and expenses and disbursements (including reasonable attorneys’ fees and costs), not to exceed $5,000.00 in the aggregate, which may be incurred by KeyBank in connection with each and every assignment of interests in the Loans pursuant to §18.1, and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the syndication of the Loans.  The covenants of this §15 shall survive payment or satisfaction of payment of the Obligations.

§16.     INDEMNIFICATION.

The Borrower and the Guarantors, jointly and severally, agree to indemnify and hold harmless the Agent, the Banks and the Arranger and each director, officer, employee, agent and Person who controls the Agent or any Bank from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation (a) any brokerage, finders or similar fees asserted against any Person indemnified under this §16 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by the Borrower, the Guarantors or any of their respective Subsidiaries, (b) any condition of the Collateral Property, (c) any actual or proposed use by the Borrower or the Guarantors of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrower, the Guarantors or any of their respective Subsidiaries comprised in the Collateral or the Collateral Property, (e) the Borrower entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral Property, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information (other than any ongoing usage fees following the closing of the transactions contemplated by this Agreement), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that neither the Borrower nor the Guarantors shall be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined in a non-appealable judgment by a court of competent jurisdiction, any loss suffered to the extent they arise from violation of any such Person’s internal policies or from a violation of laws, rules or regulations applicable to such Person’s operations, and with respect to matters described in §16(b), (f) or (g), any loss attributable to events, acts or circumstances first occurring after the period Agent and the Banks acquired a direct ownership interest (and not a Lien) in such Real Estate.  In litigation, or the preparation therefor, the Banks, the Agent and the Arranger shall be entitled to select a single nationally recognized law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower and the Guarantors agree to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower and the Guarantors under this §16 are unenforceable for any reason, the Borrower and the Guarantors hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive any assignment by a Bank of its Commitment, the repayment of the Loans and the termination of the obligations of the Banks hereunder.

§17.     SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans.  The indemnification obligations of the Borrower and the Guarantors provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Banks hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.     ASSIGNMENT AND PARTICIPATION.

§18.1              Conditions to Assignment by Banks.  Except as provided herein, each Bank may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent shall have given their prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Bank, to a Related Fund of such Bank, to a bank which is under common control with the assigning Bank or to a wholly-owned Subsidiary of such Bank provided that such assignee shall remain a wholly-owned Subsidiary or Related Fund of such Bank), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance Agreement (an “Assignment and Acceptance Agreement”) in the form of Exhibit B hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any of the Borrower or the Guarantors, (e) such assignee shall acquire an interest in the Loans of not less than $2,000,000 unless such assignment is to another Bank or a Related Fund or unless such requirement is waived by the Borrower and the Agent, and (f) the assignor shall assign its entire interest in the Loans or retain an interest in the Loans of not less than $2,000,000.  Upon such execution, delivery, acceptance and recording, of such notice of assignment, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Banks and, to the extent provided in such assignment, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Bank as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower or the Guarantors.  Upon any such assignment, the Agent may unilaterally amend Schedule 1 to reflect any such assignment.

§18.2              Register.  The Agent for itself and on behalf of the Borrower shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to the Banks from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.  Contemporaneous assignments by a Bank to multiple Related Funds will be treated as a single assignment for the purposes of such registration fee.

§18.3              New Notes.  Upon its receipt of an assignment executed by the parties to such assignment, together with each Note, if any, subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall if requested execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.4              Participations.  Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against the Borrower or the Guarantors except the rights granted to the Banks pursuant to §13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or the Guarantors.  Any Bank which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

§18.5              Pledge by Bank.  Any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or, with Agent’s prior written approval, to another Person.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.  Any Bank may with the consent of the Agent pledge all or any portion of its rights and interests under this Agreement (including all or any portion of its Note) to a Person approved by Agent.

§18.6              No Assignment by Borrower or the Guarantors.  Neither the Borrower nor any Guarantor shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

§18.7              Disclosure.  The Borrower and the Guarantors each agree that in addition to disclosures made in accordance with standard banking practices any Bank may disclose  information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  In addition, the Banks may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors.

§18.8              Amendments to Loan Documents.  Upon any such assignment or participation, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§18.9              Mandatory Assignment.  In the event Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Banks (any such non-consenting Bank shall hereafter be referred to as the “Non-Consenting Bank”), then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Bank, Borrower shall have the right as to such Non-Consenting Bank, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Bank within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Bank to transfer its entire Commitment.  The Agent shall promptly notify the remaining Banks that each of such Banks shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Bank (or if any of such Banks does not elect to purchase its pro rata share, then to such remaining Banks in such proportion as approved by the Agent).  In the event that the Banks do not elect to acquire all of the Non-Consenting Bank’s Commitment, then the Agent shall endeavor to find a new Bank or Banks to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Bank, the Non-Consenting Bank’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Bank shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Bank’s original Note.  Notwithstanding anything in this §18.9 to the contrary, any Bank or other Bank assignee acquiring some or all of the assigned Commitment of the Non-Consenting Bank must consent to the proposed amendment, modification or waiver.  The purchase price to be paid by the acquiring Banks for the Non-Consenting Bank’s Commitment shall equal the principal owed to such Non-Consenting Bank, and the Borrower shall pay to such Non-Consenting Bank in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Borrower to the Non-Consenting Bank hereunder or under any of the other Loan Documents, including all accrued and unpaid interest or fees which would be owed to such Non-Consenting Bank hereunder or under any of the other Loan Documents if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Bank’s Commitment.  No registration fee under §18.2 shall be required in connection with such assignment.

§18.10             Titled Agent.  The Titled Agent shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Bank.

§19.     NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this § 19 referred to as “Notice”) but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
1200 Abernathy Road, N.E.
Suite 1550
Atlanta, Georgia 30328
Attn: Daniel Silbert
Telecopy No.: (770) 510-2195

With a copy to:

McKenna Long & Aldridge LLP
5300 SunTrust Plaza
303 Peachtree Street
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198

If to the Borrower or the Guarantors:

Ramco-Gershenson Properties, L.P.
Ramco-Gershenson Properties Trust
Ramco Virginia Properties, L.L.C.
Suite 300
31500 Northwestern Highway
Farmington Hills, Michigan 48334
Attn: Chief Financial Officer
Telecopy No.: (248) 350-9925

With a copy to:

Honigman Miller Schwartz & Cohn LLP
Suite 100
38500 Woodward Avenue
Bloomfield Hills, Michigan 48304-5048
Attn: Alan M. Hurvitz, Esq.
Telecopy No.: (248) 566-8455

to each other Bank a party hereto at the address for such party set forth on Schedule 1 hereto for such Bank, and to each other Bank which may hereafter become a party to this Agreement at such address as may be designated by such Bank.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by facsimile, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt, or if sent by facsimile, upon receipt or the next Business Day if received after 5:00 p.m. (Cleveland time) or on a day that is not a Business Day.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, the Borrower, Guarantor, a Bank or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.     RELATIONSHIP.

Neither the Agent nor any Bank has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Bank and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrowers.

§21.     GOVERNING LAW: CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF MICHIGAN AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AND THE GUARANTORS EACH AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF OHIO OR THE STATE OF MICHIGAN OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR A GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN §19.  THE BORROWER AND THE GUARANTORS EACH HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§22.     HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.     COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.     ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.     WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE BANKS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND THE GUARANTORS EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER AND THE GUARANTORS EACH (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.

§26.     DEALINGS WITH THE BORROWER OR THE GUARANTORS.

The Agent, the Banks and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their affiliates regardless of the capacity of the Agent or the Bank hereunder.  The Banks acknowledge that, pursuant to such activities, the Agent, a Bank or its affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent or such Bank, as applicable, shall be under no obligation to provide such information to them.

§27.     CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks.  Notwithstanding the foregoing, (a) none of the following may occur without the written consent of each Bank: a decrease in the rate of interest on the Loans; except as otherwise provided herein, an extension of the Maturity Date of the Loans; an increase or a non-pro rata reduction in the amount of the Commitments of the Banks except pursuant to §18.1; a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon; the postponement of any date fixed for any payment of principal of or interest on the Loans; a decrease of the amount of any fee (other than late fees) payable to a Bank hereunder; the release of the Borrower or any Guarantor except as otherwise provided herein; a change in the manner of distribution of any payments to the Banks or the Agent; an amendment of the definition of Majority Banks or the Required Banks or of any requirement for consent by the Majority Banks or the Required Banks or all of the Banks; or an amendment of this §27, and (b) the provisions of §7.23 as it relates to §9 of the Secured Credit Agreement and any of the definitions used therein may not be modified, amended or waived without the written consent of the Required Banks.  The amount of the Agent’s fee payable for the Agent’s account and the provisions of §14 may not be amended or waived without the written consent of the Agent.  The Borrower and the Guarantors each agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as may be reasonably requested by KeyBank in connection with the acquisition by each Bank acquiring all or a portion of the Commitment, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or the Guarantors hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower or the Guarantors shall entitle the Borrower and the Guarantors to other or further notice or demand in similar or other circumstances.

§28.     SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.     TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.     NO UNWRITTEN AGREEMENTS.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.     REPLACEMENT OF NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.     TRUST EXCULPATION.

Subject to the terms of this paragraph, all persons having a claim against the Trust (as a Guarantor or general partner of the Borrower), the general partner of the Borrower whose signature is affixed hereto as said general partner, hereunder or in connection with any matter that is the subject hereof, shall look solely to (i) the Trust’s interest and rights in the Borrower (as a general partner or limited partner), (ii) the amount of any Net Offering Proceeds not contributed to the Borrower, (iii) all accounts receivable, including the amount of any Distributions received by the Trust from the Borrower and not distributed to shareholders of the Trust as permitted by this Agreement, (iv) all rights and claims (including amounts paid under) the Tax Indemnity Agreement, (v) all cash and Short-term Investments in an amount in excess of $500,000.00, (vi) any other assets which the Trust may now own or hereafter acquire with the consent of Agent pursuant to §7.17 of the Secured Credit Agreement, (vii) all documents and agreements in favor of the Trust in connection with any of the foregoing, (viii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action, and (ix) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Attachable Assets”), and in no event shall the obligation of the Trust be enforceable against any shareholder, trustee, officer, employee or agent of the Trust personally.  In no event shall any person have any claim against:  (i) the cash, Short-term Investments of the Trust and the property described in Schedule 6.29 to the Secured Credit Agreement, all under the heading of “Other Permitted Assets”, (ii) all documents and agreements in favor of the Trust in connection with any of the foregoing, (iii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action, and (iv) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Other Permitted Assets”).  The Agent and the Banks have agreed to the terms of this §32 solely based upon the representation and covenant of Borrower and the Trust that the Trust does not and will not own any assets other than the Attachable Assets and the Other Permitted Assets.  Notwithstanding anything in this §32 to the contrary, the foregoing limitation on liability and recourse to the Trust (as a Guarantor or general partner of the Borrower) shall be null and void and of no force and effect, and Agent and the Banks shall have full recourse against the Trust, individually as a Guarantor and in its capacity as general partner of the Borrower, and to all of its assets (including, without limitation, the Other Permitted Assets) in the event that the Trust shall now or at any time hereafter own any asset other than or in addition to the Other Permitted Assets and the Attachable Assets.  Nothing herein shall limit the rights of the Agent and the Banks against any Subsidiary Property Owner or the Borrower.

§33.     PATRIOT ACT.

Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Bank or the Agent, as applicable, to identify Borrower and the Guarantor in accordance with the Patriot Act.

§34.     DISCLAIMER BY AGENT AND BANKS.

This Agreement is made for the sole benefit of Borrower, Agent and Banks, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Agent or the Banks pursuant to this Agreement.  Neither Agent nor the Banks shall be liable to any contractors, subcontractors, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with any construction occurring on the Collateral Property (the “Construction”).  Neither Agent nor the Banks shall be liable for any debts or claims accruing in favor of any such parties against Borrower, any Guarantor or others or against the Collateral Property.  Banks, by making the Loans or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with any Subsidiary Property Owner or the Borrower or fiduciary of any Subsidiary Property Owner or the Borrower.  No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third party beneficiary status or recognition of same by the Agent and the Banks.  Without limiting the generality of the foregoing:

(a)                          Neither Agent nor the Banks shall have any liability, obligation or responsibility whatsoever with respect to the Construction.  Any inspections of the Construction made by or through Agent or the Banks are for purposes of administration of the Loans only and neither, Borrower, the Guarantors nor any third party is entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to any plans and specifications, state of completion or otherwise;

(b)                          Neither Agent nor the Banks undertakes nor assumes any responsibility or duty to Borrower or the Guarantors to select, review, inspect, supervise, pass judgment upon or inform any of Borrower or the Guarantors of any matter in connection with the Collateral Property, including matters relating to the quality, adequacy or suitability of:  (i) the plans and specifications, (ii) architects, contractors, subcontractors and material suppliers employed or utilized in connection with the Construction, or the workmanship of or the materials used by any of them, or (iii) the progress or course of Construction and its conformity or nonconformity with the plans and specifications; Borrower and the Guarantors shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower or the Guarantors by Agent or the Banks in connection with such matters is for the protection of Agent and the Banks only, and neither Borrower, Guarantors nor any third party is entitled to rely thereon; and

(c)                          Neither Agent nor the Banks owe any duty of care to protect Borrower, any Guarantor, or any third party against negligent, faulty, inadequate or defective building or construction.

§35.     JOINT AND SEVERAL LIABILITY.

Each Guarantor covenants and agrees that each and every covenant and obligation of any Guarantor hereunder and under the other Loan Documents shall be the joint and several obligations of each Guarantor.

§36.     RATIFICATION OF GUARANTY.  Guarantors do hereby covenant and agree that (a) Guarantors are familiar with this Agreement, the Notes and the agreements and instruments executed in connection with the amendment and restatement of the Original Credit Agreement, including without limitation, the modifications and amendments to the Loan Documents, and consents to the same, (b) the Loan Documents (including without limitation the Guaranty and the Indemnity Agreement) remain in full force and effect and constitute the valid and legally binding obligations of Guarantors enforceable against such Persons in accordance with their respective terms, and (c) that the Guaranty and the Indemnity Agreement shall extend to and apply to this Agreement and the other Loan Documents, as the same may be modified, amended, consolidated or restated in connection with the execution and delivery of this Agreement.  Nothing in this §36 shall be deemed or construed to constitute, and there has not otherwise occurred, a waiver, cancellation, satisfaction, release or extinguishment of the obligations of Guarantors under the Guaranty or under the Indemnity Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

BORROWER:
RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust, a Maryland real estate investment trust, its General Partner
By:	/s/ DENNIS GERSHENSON
Name: Dennis Gershenson
Title: President and CEO

RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ DENNIS GERSHENSON
Name: Dennis Gershenson
Title: President and CEO

RAMCO VIRGINIA PROPERTIES, L.L.C., a Michigan limited liability company
By:	/s/ DENNIS GERSHENSON
Name: Dennis Gershenson
Title: President and CEO

[SIGNATURES CONTINUED ON NEXT PAGE]

BANKS:
KEYBANK NATIONAL ASSOCIATION, individually and as Agent
By:	/s/ JAY L. JOHNSON
Name: Jay L. Johnson
Title: Vice President

xc

EXHIBIT A

FORM OF NOTE

AMENDED AND RESTATED NOTE

$,__________	______________, 20__

FOR VALUE RECEIVED, the undersigned RAMCO-GERSHENSON PROPERTlES, LP a Delaware limited partnership ("Borrower"). hereby promIses to pay to _____________or order, in accordance with the term of that certain First Amended and Restated Revolving Credit Agreement dated as of December 11,2009 (the "Loan Agreement"), as from time to time in effect, among the undersigned, Ramco-Gershenson Properties Trust, Ramco Virginia Properties, LLC., KeyBank National Association, for itself and as Agent, and such other Banks as may be from time to time named therein, to the extent not sooner paid, on or before the Maturity Date, the principal sum of Dollars ($ ), or such amount as may be advanced by the payee hereof under the Loan Agreement as Loans. with daily interest from the date hereof, computed as provided in the Loan Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shaH at all times be equal to the rate of interest applicable to such portion in accordance with the Loan Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Loan Agreement, Interest shall be payable on the dates specified in the Loan Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Payments hereunder shall be made to KeyBank National Association, as Agent for the payee hereof, at 127 Public Square, Cleveland, Ohio 44114-1306 or such other address as may be designated by Agent.

This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Loan Agreement. The principal of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part all as set forth in the Loan Agreement.

     Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Borrower, such excess shall be refunded to the undersigned Borrower. All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Borrower and the Banks and the Agent.

A-I

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Loan Agreement. In addition to and not in limitation of the foregoing and the provisions of the Loan Agreement hereinabove defined, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

This Note shall be governed by and construed in accordance with the laws of the State of Michigan (without giving effect to the conflict of laws rules of any jurisdiction).

The undersigned maker and all guarantor and endorser, hereby waive presentment, demand, notice. protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement. and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note [and certain other Notes being executed contemporaneously herewith] is delivered in amendment and restatement of the "Notes" as such term is defined in the Original Credit Agreement.

Recourse to the general partner of the Borrower shall be limited as provided in §32 of the Loan Agreement.

IN WITNESS WHEREOF the undersigned has by its duly authorized officers. executed this Note under seal as of the day and year first above written.

RAMCO·GERSHENSON PROPERTIES, L.P.,
a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust, a Maryland real estate investment trust, its General Partner

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Agreement") dated ________, ____, by and between ______________________ ("Assignor"), and _____________________ ("Assignee").

WITNESSETH:

WHEREAS, Assignor is a party to that certain First Amended and Restated Revolving Credit Agreement. dated December II. 2009, by and among Ramco-Gershenson Properties. L.P., a Delaware limited partnership ("Borrower"), Ramco-Gershenson Properties Trust, Ramco Virginia Properties, L.L.C., KeyBank National Association, the other Banks that are or may become a party thereto, and KeyBank National Association, as Agent (the "Loan Agreement"); and

WHEREAS, Assignor desires to transfer to Assignee a Commitment under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto:

NOW, THEREFORE. for and in consIderation of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations. the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.   Definitions.    Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2.   Assignment.

    (a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the "Assignment Date'" (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a $ _ Commitment. and a percent 1__%) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents (the assigned interests be.ing hereinafter referred to as the "Assigned Interests'"). including Assignor's share of all outstanding Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests. all from and after the Assignment Date. all as if Assignee were an original Bank under and signatory to the Loan Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

    (b) Assignee, subject to the terms and conditions hereof. hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Bank under and signatory to the Loan Agreement, which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the "Assigned Obligations"). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.   Representations and Requests of Assignor.

    (a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the amount of Assignor's Commitment is $________ and the aggregate outstanding principal balance of the Loans made by it equals $_______ , and (iii) that it has forwarded to the Agent the Note held by Assignor, if any. Assignor makes no representation or warranty, ex press or implied, and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan: other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

    (b) If the applicable box is checked below, Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

    |_|  Replacement Note Requested for Assignor

    |_|  Replacement Note Requested for Assignee

4.   Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Banks all of the representations, warranties and covenants of a Bank under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing. Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Bank, the Agent or any Titled Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that. by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank: (f) represents and warrants that Assignee is not a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any of the Borrower or the Guarantors; and (g) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption or non exemption from deduction or withholding of any United States federal income taxes.

5.   Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount pursuant to their separate agreement representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6.   Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by § 18.2 of the Loan Agreement.

7.   Effectiveness.

    (a)  The effective date for this Agreement shall be _____________ (the "Assignment Date"). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

    (b)  Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and to the extent of the Assigned Interests have the rights and obligations of a Bank thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement.

    (c)  Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

    (d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.   Notices.Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn: Facsimile:

Domestic Lending Office:	Same as above

LIBOR Lending Office:	Same as above

9.      Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the following instructions:

10.    GOVERNING LAW.  THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MICHIGAN (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.    Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.    Amendments.This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.    Successors.This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION,
as Agent

By:
Title:

ASSIGNMENT APPROVED BY:

RAMCO-GERSHENSON PROPERTIES, L.P a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust, a Maryland real estate investment trust, its General Partner

By:
Name:
Title:

EXHIBIT C

INTENTIONALLY OMITTED.

C-1

EXHIBIT D

FORM OF REQUEST FOR LOAN

KeyBank National Association, as Agent
1200 Abernathy Road, N.E.
Suite I 550
Atlanta, Georgia 30328
Attn: Mr. Daniel L. Silbert

Ladies and Gentlemen:

Pursuant to the provisions of §:2.7 of the First Amended and Restated Revolving Credit Agreement dated as of December 11, 2009, as from time to time in effect (the "Credit Agreement"), among Ramco-Gershenson Properties, L.P. (the "Borrower"), Ramco-Gershenson Properties Trust (the "Trust"). Ramco Virginia Properties, L.L.c. ("Aquia"), KeyBank National Association. for itself and as Agent. and the other Banks from time to time party thereto, the undersigned Aquia, Borrower and the Trust hereby request and certify as follows:

1. Loan. The undersigned Borrower hereby requests a Revolving Credit Loan under §2.2 of the Credit Agreement:

Principal Amount: $ Type (LIBOR, Base Rate):

Drawdown Date:	__________________, 200_

Interest Period:

by credit to the general account of the undersigned Borrower with the Agent at the Agent's Head Office.

2. Use of Proceeds. Such Loan shall be used for purposes permitted by §7.11 of the Credit Agreement.

3. No Default. The undersigned chief executive officer, chief financial or chief accounting offIcer of the Trust and the general partner of the Borrower certifies that each of the Borrower and the Guarantors is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby.

4. Representations True. Each of the representations and warranties made by or on behalf of the Borrower and the Guarantors contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse. and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default has occurred and is continuing.

D-1

5.   Other Conditions. All other conditions to the making of the  hereby set forth in § 11 of the Credit Agreement have been satisfied.

6.   Drawdown Date. Except to the extent, if any, specified by notice actually received by the Agent prior to the Drawdown Date specified above, the foregoing representations and warranties shall be deemed to have been made by the Borrower on and as of such Drawdown Date.

7.   Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, we have hereunto set our hands this ____ day of _________, 200__.

RAMCO-GERSHENSON PROPERTIES, L.P a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust, its General Partner

By:
Name:
Title:

RAMCO-GERSHENSON PROPERTIES TRUST

By:
Name:
Title:

RAMCO VIRGINIA PROPERTIES, L.L.C.,
a Michigan limited liability company

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF REQUEST FOR EXTENSION OF LOANS

KeyBank National Association, as Agent
1200 Abernathy Road, N.E.
Suite 1550
Atlanta, Georgia 30328
Attention: Daniel L Silbert

Ladies and Gentlemen:

Pursuant to the provisions of §4.15 of the First Amended and Restated Revolving Credit Agreement dated as of December 11, 2009, as amended, restated, extended, supplemented or otherwise modified from time to time (the "Loan Agreement"), among RAMCO-GERSHENSON PROPERTIES, L P., a Delaware limited partnership ("Borrower"), RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust. RAMCO VIRGINIA PROPERTIES, LLC, a Michigan limited liability company, and KeyBank National Association, as a Bank and as Agent, and the other Banks from time to time party thereto, Borrower hereby request and certifies as follows:

1.   Extension Request. Borrower hereby irrevocably requests that the Maturity Date be extended to _____________ 2010.

2.   No Default. The undersigned chief financial or chief accounting officer of Borrower certifies that no Default or Event of Default has occurred and is continuing.

3.   Other Conditions.All other conditions to the extension to the Maturity Date requested hereby set forth in §4.15 of the Loan Agreement have been satisfied.

4.   Definitions.Terms defined in the Loan Agreement are used herein with the meanings so defined.

[remainder of page intentionally left blank]

E-1

IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of ___________, 200 __.

BORROWER:

RAMCO-GERSHENSON PROPERTIES, L.P a Delaware limited partnership, by its sole general partner

By:	Ramco-Gershenson Properties Trust, a Maryland real estate investment trust

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF JOINDER AGREEMENT

THIS JOlNDER AGREEMENT ("Joinder Agreement") is executed as of _______ 200___, by _________, a ____________ ("Joining Party"), and delivered to KeyBank National Association, as Agent, pursuant to §5.6 of the First Amended and Restated Revolving Credit Agreement dated as of December 11,2009, as from time to time in effect (the "Credit Agreement"), by and among Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "Borrower"), Ramco-Gershenson Properties Trust, Ramco Virginia Properties, L.L.c., KeyBank National Association, for itself and as Agent, and the other Banks from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.6 of the Credit Agreement, to become an additional Guarantor under the Guaranty and the Contribution Agreement and a party to all the other Loan Documents to which the existing Subsidiary Guarantors are a party, including, without limitation, the Credit Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a "Subsidiary Guarantor" under the Credit Agreement and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a "Subsidiary Guarantor" under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor under the Credit Agreement, the other Loan Documents and the Contribution Agreement.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

F-1

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty and the Contribution Agreement heretofore delivered to the Agent and the Banks shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty and the Contribution Agreement to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DELIVERED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MICHIGAN (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF ANY JURISDICTION).

6. The effective date (the "Effective Date") of this Joinder Agreement is __________ , 20__ .

"JOINING PARTY"

a
By:
Its:

[Printed Name and Title]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By: _______________________
Its: _______________________

[Printed Name and Title]

F-2

SCHEDULE 1

BANKS AND COMMITMENTS

	Commitment	Commitment
		Percentage

KeyBank National Association	20,000,000.00	100%
127 Public Square
8th Floor
Cleveland, Ohio 44114-1300

LIBOR Lending Office
Same as above

Total	20,000,000.00	100%

SCHEDULE 1 - PAGE 1

SCHEDULE 6.7

LITIGATION

1.	Matters covered by insurance policies, except for applicable deductibles.

2.	Landlord /Tenant claims in the ordinary course of business.

3.	Matters disclosed in the Form l0-K filed with the SEC. including the IRS tax matter which is described therein as follows:

IRS Audit Resolution for Years 1991 to 1995

RPS Realty Trust ("RPS"), a Massachusetts business trust, was formed on September 21, 1988 to be a diversified growth-oriented REIT. From its inception, RPS was primarily engaged in the business of owning and managing a participating mortgage loan portfolio. From May I, 1991 through April 30, 1996, RPS acquired ten real estate properties by receipt of deed-in-lieu of foreclosure. Such properties were held and operated by RPS through wholly-owned subsidiaries.

In May 1996, RPS acquired, through a reverse merger. substantially all the shopping centers and retail properties as well as the management company and business operations of Ramco-Gershenson, Inc. and certain of its affiliates. The resulting trust changed its name to Ramco-Gershenson Properties Trust and Ramco-Gershenson, Inc.'s officers assumed management responsibility for the Trust. The trust also changed its operations from a mortgage REIT to an equity REIT and contributed certain mortgage loans and real estate properties to Atlantic Realty Trust ("Atlantic"), an independent. newly formed liquidating real estate investment trust. The shares of Atlantic were immediately distributed to the shareholders of Ramco-Gershenson Properties Trust.

For purposes of the following discussion. the terms "Trust", "we". "our" or "us" refers to Ramco-Gershenson Properties Trust and/or its predecessors. All numbers are represented in thousands.

On October 2, 1997, with approval from om shareholders. we changed our state of organization from Massachusetts to Maryland by merging into a newly formed Maryland real estate investment trust thereby terminating the Massachusetts trust.

We were the subject of an IRS examination of our taxable years ending December 31, 1991 through 1995. We refer to this x.\amination as the IRS Audit. On December 4,2003, we reached an agreement with the IRS with respect to the IRS Audit. We refer to this agreement as the Closing Agreement. Pursuant to the terms of the Closing Agreement we agreed to pay "deficiency dividends" (that is. our declaration and payment of a distribution that is permitted to relate back to the year for which the IRS determines a deficiency in order to satisfy the requirement for REIT qualification that we distribute a certain minimum amount of our "REIT taxable income" for such year) in amounts not less than $1,400 and $809 for our 1992 and 1993 taxable years, respectively. We also consented to the assessment and collection of $770 in tax deficiencies and to the assessment and collection of interest on such tax deficiencies and on the deficiency dividends referred to above.

SCHEDULE 6.7 - PAGE I

In connection with the incorporation and distribution of all of the shares of Atlantic in May 1996, we entered into the Tax Agreement with Atlantic under which Atlantic assumed all of our tax liabilities arising out of the IRS then ongoing examinations (which included, bur is not otherwise limited to, the IRS Audit excluding any tax liability relating to any actions or events occurring, or any tax return position taken, after May 10, 1996, but including liabilities for additions to tax, interest, penalties and costs relating to covered taxes. In addition, the Tax Agreement provides that, to the extent any tax which Atlantic is obligated to pay under the Tax Agreement can be avoided through the declaration of a deficiency dividend, we would make, and Atlantic would reimburse us for the amount of, such deficiency dividend.

On December 15, 2003, our Board of Trustees declared a cash "deficiency dividend" in the amount of $2,209, which was paid on January 20, 2004, to common shareholders of record on December 31, 2003. On January 21, 2004, pursuant to the Tax Agreement, Atlantic reimbursed us $2,209 in recognition of our payment of the deficiency dividend. Atlantic has also paid all other amounts (including the tax deficiencies and interest referred to above), on behalf of the Trust, assessed by the IRS to date.

Pursuant to the Closing Agreement, we agreed to an adjustment to our taxable income for each of our taxable years ended December 31, 1991 through 1995. The Trust has advised the relevant taxing authorities for the state and local jurisdictions where it conducted business during those years of such adjustments and the terms of the Closing Agreement. We believe that our exposure to state and local tax, penalties and interest will not exceed $1,391 as of December 31, 2008. It is management's belief that any liability for state and local tax, penalties, interest, and other miscellaneous expenses that may exist in relation to the IRS Audit will be covered under the Tax Agreement.

1. Effective June 30, 2006, Atlantic was merged into (acquired by) Kimco SI 1339, (formerly known as SI 1339, Inc.) a wholly-owned subsidiary of Kimco Realty Corporation ("Kimco", with Kimco Sl 1339, Inc. continuing as the surviving corporation. By way of the merger, Kimco Sl 1339, Inc. acquired Atlantic's assets, subject to its liabilities (including its obligations to the Trust under the Tax Agreement). In a press release issued on the effective date of the merger, Kimco disclosed that the shareholders of Atlantic received common shares of Kimco valued at $81,800 in exchange for their shares in Atlantic.

4. Alleged ADA violations at the Bagel Joint at Sunshine Plaza; Access for the Disabled, Inc" Robert Cohen. and Patricia Kennedy v. Ramco-Gershenson Properties. L.P. US District Court Southern District of Florida Case No. 05-61246-ClV-LENARD.

5. Subcontractor Claims of John Carlo, Inc. relating to work performed at River City Marketplace and related developments, Jacksonville, Florida, as set forth in John Carlo Inc. vs. J, Raymond Construction Corp., and Ramco River City, Inc., filed in the Circuit Court of the Fourth Judicial Circuit, in and for Duval County, Florida, Case No. 16-2008-CA-016393.

SCHEDULE 6,7 - PAGE 2

6. Ramco Hartland LLC, Ramco RM Hartland SC LLC, and Ramco RM Hartland Disposition LLC ("Ramco") are the plaintiffs/counter-defendants in Case No. 08-093556-CK, pending in Oakland County Circuit Court, State of Michigan. Landmark\Mansour Development LLC is a defendant and Hani Mansour is a defendant/counter-plaintiff in the case. The parties had entered an agreement to develop certain property in Hartland Township together through LLCs they agreed to form. Defendants made demand for a capital account in one of the LLCs and refused to eXecute the proposed operating agreements unless they were given a capital account. Ramco has asserted that the Defendants were not entitled to a capital account under the terms of their agreements. When Defendants failed to execute the operating agreements, Ramco sued them in August 2008 on theories of breach of contract, promissory estoppel and declaratory judgment. Hani Mansour brought a counterclaim against Ramco for breach of contract, declaratory judgment, and fraud/misrepresentation, demanding $1 million plus other unspecified damages. Each party moved for summary disposition: the court granted all motions, and all sides have now appealed.

SCHEDULE 67 - PAGE 3

SCHEDULE 6.10

TAX MATTERS

On May 12, 2009, the Michigan Court of Appeals affirmed a decision of the Michigan Tax Tribunal that a wholly-owned limited liability company ("LLC") met the statutory definition of a "person" under the former Michigan Single Business Tax Act ("SBTA") and was required to file a separate return despite being classified as a disregarded entity for federal tax purposes. The Court of Appeals ruled that a 1999 Michigan Department of Treasury Revenue Administration Bulletin ("RAB") that required conformity with federal tax laws conflicted with the SBTA, which treated various other entities not taxable at the federal level, such as partnerships, as taxable entities for SBTA purposes.

The Michigan Single Business Tax ("SBT") was repealed and replaced by the Michigan Business Tax effective for the Trust's taxable year beginning January 1, 2008. Prior to such repeal, the Trust relied on the RAB, including the activities of any LLC classified as a disregarded entity for federal tax purposes in its member's SBT return.

On June 23, 2009, the Michigan Department of Treasury formally appealed the Court of Appeals' decision to the Michigan Supreme Court. On September 28, 2009, the Michigan Supreme Court denied the appeal; however, the Michigan Department of Treasury has not issued any guidance as to what course of action they intend to take on this matter.

The Trust could be obligated to file additional stand-alone tax returns for each of its Michigan LLCs and pay any related tax, interest and/or penalties, for all tax years open under the applicable statute of limitations. Any amounts owed, if this were to occur, would be reflected as operating expenses in the Trust's consolidated statements of income in the period of the payment. The Trust continues to closely monitor this case and is in the process of evaluating any potential impact. Given the uncertainty surrounding the ultimate resolution of this matter. the Trust has not recorded it reserve as of September 30, 2009.

SCHEDULE 6.10 - PAGE 1

SCHEDULE 6.l5

CERTAIN TRANSACTIONS

AFFILIATE TRANSACTIONS

1996 Share Option Plan of Ramco-Gershenson Properties Trust

Non-Qualified Stock Option Agreements dared May 10, 1996, September 16, 1998 and March 8, 2000, along with related Election and Option Deferral Agreements and Notices of Option Exercises between Ramco-Gershenson Properties Trust (the "Trust") and each of the following:

Dennis Gershenson
Michael A. Ward

Non-Qualified Stock Option Agreements dated June 10, 1997. June 10, 1998. June 9. 1999, and June 7. 2000, June 13, 2001, June 6, 2002, June 12, 2003, June 10, 2004, June 7, 2005, June 14, 2006 and June 5, 2007 between Trust and the Board of Trustees

Noncompetition Agreements dated May l0, 1996, between.n the Trust and Dennis Gershenson Registration Rights Agreements dated May 10, 1996, among Trust and the Ramco Principals Tax Agreement dated May 10, 1996, between Atlantic and RPS

Exchange Rights Agreement dated May 10. 1996. between Operating Partnership and the Ramco Principals

Assignment, Assumption and Indemnification Agreement relating to Atlantic dated May 10, 1996, between RPS and Atlantic

The 1997 Non-employee Trustee Stock Option Plan

Management Services and Reimbursement Agreement dated May 10, 1996 between Ramco-Gershenson, Inc, and Ramco-Gershenson Properties, L.P.

Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P. (Operating Partnership") as amended which lists the following persons as holding a partnership interest directly or by entities controlled by them:

Dennis Gershenson
Michael A. Ward

The following officers or trustees of Ramco-Gershenson Properties Trust are general partners, limited partners, or shareholders or members in various entities which are or have been provided management and/or accounting services by Ramco-Gershenson, Inc.

Joel Pashcow

SCHEDULE 6.15 - PAGE 1

Ramco-Gershenson Properties Trust purchased Directors' and Officers' liability insurance from Aon Risk Services, Inc. of New York, an insurance brokerage firm ("Aon'"). In connection with such insurance purchase, Aon received brokerage commission. Mr. Robert A. Meister, who is a member of the Trust's Board of Trustees, is Vice Chairman of Aon Risk Services & Co., an affiliate of Aon. In addition, Mr. Alan Mann, who is Senior Vice President of Aon, is the son-in-law of Mr. Arthur H. Goldberg, who is also a member of the Trust's Board of Trustees.

Joel Pashcow, trustee, has an interest in Ramco/Shenandoah LLC, a joint venture of Ramco-Gershenson Properties, L.P.

2003 Long-Term Incentive Plan of Ramco-Gershenson Properties Trust

2003 Non-Employee Trustee Stock Option Plan of Ramco-Gershenson Properties Trust

Non-Qualified Stock Option Agreements dated March 3, 2004 between Trust and each of the following: Dennis Gershenson

Non-Qualified Stock Option Agreements dated April 1, 200.5 between Trust and each of the following: Dennis Gershenson

Non-Qualified Stock Option Agreements dated February 28, 2006 between Trust and each of the following: Dennis Gershenson

Non-Qualified Stock Option Agreements dated March 8, 2007 between Trust and each of the following: Dennis Gershenson

2008 Restricted Share Plan for non-employee Trustees

Restricted Stock Award Agreement under 2003 Long-Term Incentive Plan dated March 8, 2007, March 3, 2008 and April 4, 2008 between Trust and Dennis Gershenson

Restricted Stock Award Agreement under 2008 Restricted Share Plan for non-employees dated June 30, 2008 between Trust and each of the non-employee Trustees

Change in Control Policy dated July 10,2007 between Trust and Officers of tile Trust

Employment Agreement dated August 1, 2007 between Trust and Dennis Gershenson

2009 Omnibus Long-Term Incentive Plan

SCHEDULE 6.15 - PAGE 2

SCHEDULE 6.18

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.18 - PAGE 1

SCHEDULE 6.20

SERVICE AGREEMENTS; MANAGEMENT AGREEMENTS

1. Management Agreement for the Collateral Property between Ramco-Gershenson Properties, L.P. and Ramco-Gershenson, Inc.

SCHEDULE 6.20 - PAGE 1

SCHEDULE 6.23

MATERIAL PROPERTY AGREEMENTS

None.

SCHEDULE 6.23 - PAGE 1

SCHEDULE 6.31

ORGANIZATIONAL AGREEMENTS

1. Articles of Organization of Ramco Virginia Properties. L.L.C. filed as of October 5, 1998, as amended by Certificate of Merger filed on November 16, 2007.

2. Second Amended and Restated Operating Agreement for Ramco Virginia Properties, L.L.C. dated as of December 10, 2008.

3. Certificate No. 1 for Membership Interest in Ramco Virginia Properties, L.L.C. issued to Borrower and certifying that such entity is the owner of 100% of the membership interest in Ramco Virginia Properties, L.L.C.

SCHEDULE 6.32 - PAGE 1